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                                    EXHIBIT 2


                            ASSET PURCHASE AGREEMENT
              BETWEEN THE REGISTRANT AND THE SARABANDE PRESS, INC.
                       WITH SCHEDULES AND EXHIBITS THERETO



















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                            ASSET PURCHASE AGREEMENT



                                     between



                   KATZ DIGITAL TECHNOLOGIES, INC., Purchaser,



                                       and



                        THE SARABANDE PRESS, INC., Seller






                                   ----------




Execution Copy
July 17, 1996

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                                TABLE OF CONTENTS


ARTICLE 1: DEFINITIONS.......................................................  1
           1.1    Accountants................................................  1
           1.2    Acquired Assets............................................  2
           1.3    Excluded Assets............................................  3
           1.4    Assumed Liabilities........................................  3
           1.5    Blue Sky Laws..............................................  3
           1.6    Blue Sky Filing............................................  4
           1.7    Calendar Quarter...........................................  4
           1.8    Closing....................................................  4
           1.9    Closing Date...............................................  4
           1.10   Commission.................................................  4
           1.11   Common Stock...............................................  4
           1.12   Determination Period.......................................  4
           1.13   Determining Accountant.....................................  5
           1.14   Employment Agreement.......................................  5
           1.15   Escrow Agreement...........................................  5
           1.16   Escrow Agent...............................................  5
           1.17   Freedman...................................................  5
           1.18   Intellectual Property......................................  5
           1.19   Katz.......................................................  6
           1.20   Katz Kards.................................................  6
           1.21   Lease......................................................  6
           1.22   Leased Premises............................................  6
           1.23   Net Sales..................................................  6
           1.24   Note Determination Date....................................  7
           1.25   Other Documents............................................  7
           1.26   Person.....................................................  7
           1.27   Register; Registered; Registration.........................  7
           1.28   Restricted Area............................................  7
           1.29   Restricted Period..........................................  8
           1.30   Seller's Customers.........................................  8
           1.31   Shares.....................................................  8
           1.32   Share Price................................................  8
           1.33   Target Amount..............................................  9
           1.34   Target Sales...............................................  9
           1.35   Unaudited Financial Statements.............................  9

ARTICLE 2: SALE AND PURCHASE OF ASSETS; CLOSING.............................. 10
           2.1    Sale and Purchase of Assets ............................... 10
           2.2    Purchase Price............................................. 10
                      2.2.1   Calculation of Purchase Price.................. 10
           2.3    Transfer of Lease.......................................... 14
           2.4    Closing.................................................... 15
                      2.4.1   Deliveries by Seller at Closing................ 15
                      2.4.2   Deliveries by Purchaser at Closing............. 16
           2.5    Collection of Accounts Receivable.......................... 16

ARTICLE 3: REGISTRATION OF SHARES............................................ 17



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           3.1    Agreement to Register...................................... 17
           3.2    Preparation and Filing..................................... 17
           3.3    Registration of Other Securities........................... 18
           3.4    Preparation; Reasonable Investigation...................... 19
           3.5    Expenses................................................... 19
           3.6    Indemnification............................................ 20

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF SELLER.......................... 22
           4.1    Existence and Good Standing................................ 22
           4.2    Capital Stock.............................................. 22
           4.3    Financial Statements....................................... 23
           4.5    Real Property; Personal Property; Machinery and Equipment.. 24
           4.6    Contracts.................................................. 26
           4.7    Litigation................................................. 28
           4.8    Taxes...................................................... 28
           4.9    Liabilities................................................ 29
           4.10   Intellectual Property...................................... 30
           4.11   Compliance with Laws....................................... 30
           4.12   Licenses................................................... 30
           4.13   Insurance.................................................. 31
           4.14   Supplier and Customer Relations............................ 31
           4.15   Employment Relations....................................... 32
           4.16   Personnel; Compliance with ERISA........................... 33
           4.17   No Changes Since the Balance Sheet Date.................... 33
           4.18   Valid Agreements; Restrictive Documents.................... 34
           4.19   Required Approvals, Notices and Consents................... 36
           4.20   Disclosure................................................. 36
           4.21   Environmental Conditions................................... 36
           4.22   Health and Safety Conditions............................... 38
           4.23   Representations True at Closing............................ 39
           4.24   Copies of Documents........................................ 39

ARTICLE 5: REPRESENTATIONS OF THE PURCHASER.................................. 39
           5.1    Existence and Good Standing................................ 39
           5.2    Shares..................................................... 39
           5.3    Valid Agreements; Restrictive Documents.................... 39
           5.4    Required Approvals, Notices and Consents................... 40
           5.5    Representations True at Closing............................ 41
           5.6    Financial Statements of Purchaser.......................... 41
           5.7    No Adverse Change.......................................... 41

ARTICLE 6: COVENANTS......................................................... 42
           6.1    Conduct of Business of Seller.............................. 42
           6.2    Review of Seller........................................... 42
           6.3    Continued Effectiveness of Representations and Warranties.. 43
           6.4    Further Assurances......................................... 43
           6.5    No Brokers................................................. 44
           6.6    No Shop.................................................... 45

ARTICLE 7: CONDITIONS TO THE PURCHASER'S OBLIGATIONS......................... 45
           7.1    Schedules.................................................. 45



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           7.2    Good Standing.............................................. 45
           7.3    No Material Adverse Change................................. 46
           7.4    Truth of Representations and Warranties.................... 46
           7.5    Performance of Agreements.................................. 46
           7.6    No Litigation Threatened................................... 47
           7.7    Required Approvals, Notices and Consents................... 47
           7.8    Governmental Approvals..................................... 47
           7.9    Proceedings................................................ 48
           7.10   Opinions of Counsel........................................ 48

ARTICLE 8: CONDITIONS TO SELLER'S OBLIGATIONS................................ 48
           8.1    Good Standing.............................................. 48
           8.2    Truth of Representations and Warranties.................... 49
           8.3    Performance of Agreements.................................. 49
           8.4    Governmental Approvals..................................... 49
           8.5    Proceedings................................................ 49
           8.6    Opinions of Counsel........................................ 50
           8.7    Employment Agreement with Joseph Freedman.................. 50

ARTICLE 9: POST CLOSING COVENANTS............................................ 50
           9.1    General.................................................... 50
           9.2    Transition................................................. 50
           9.3    Covenants Against Competition.............................. 51
           9.4    Confidential Information................................... 52
           9.5    Enforcement Through Injunction............................. 53
           9.6    Blue Lining................................................ 53
           9.7    Delivery of Closing Balance Sheet and Cooperation for
                  Preparation of Audited Financial Statements................ 54
           9.8    General Electric Capital Corporation Guaranty.............. 54
           9.9    Payment by Seller of Bonuses to Employees.................. 55

ARTICLE 10: SURVIVAL OF REPRESENTATIONS; INDEMNITY........................... 56
           10.1   Survival of Representations and Warranties of Seller....... 56
           10.2   Obligation of Seller to Indemnify.......................... 57
           10.3   Survival of Representations and Warranties of the Purchaser 59
           10.4   Obligation of the Purchaser to Indemnify................... 59
           10.5   Notice and Opportunity to Defend........................... 60
                      10.5.1  Notice of Asserted Liability................... 60
                      10.5.2  Opportunity to Defend.......................... 60
                      10.5.3  Settlement..................................... 61
                      10.5.4  Disputes with Customers or Suppliers........... 62

ARTICLE 11: MISCELLANEOUS.................................................... 63
           11.1   Expenses................................................... 63
           11.2   Sales Taxes................................................ 63
           11.3   Governing Law.............................................. 63
           11.4   Jurisdiction............................................... 63
           11.5   "Knowledge" Defined........................................ 64
           11.6   Duties and Liabilities of Escrow Agent..................... 65
           11.7   Captions................................................... 65
           11.8   Notices.................................................... 65



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           11.9   Parties in Interest........................................ 66
           11.10  Severability............................................... 66
           11.11  Counterparts............................................... 66
           11.12  Entire Agreement........................................... 66
           11.13  Amendments................................................. 66
           11.14  Third-Party Beneficiaries.................................. 67
           11.15  Publicity.................................................. 67

















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                            ASSET PURCHASE AGREEMENT

     AGREEMENT by and between KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation, having an address at Twenty-One Penn Plaza, New York, New York 10001 (hereafter referred to as "Katz", or "Purchaser") and THE SARABANDE PRESS, INC., a New York corporation, having an address at 611 Broadway, New York, NY 10012 (hereafter referred to as "Sarabande" or "Seller").

                              W I T N E S S E T H :

     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the assets constituting the business conducted by Seller on the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1: DEFINITIONS

     Capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 1. Certain additional defined terms are set forth elsewhere in this Agreement.

     1.1 Accountants

     "Accountants" shall mean the independent public accountants then regularly retained by the Purchaser. All determinations to be made by the Accountants pursuant to the terms of



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this Agreement shall be made, where applicable, using generally accepted accounting principles consistently applied.

     1.2 Acquired Assets

     "Acquired Assets" shall mean all of Seller's right, title and interest in and to all property, plant, machinery, equipment, computer hardware and software, inventories, goodwill and other assets, other than the Excluded Assets, of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, and wherever situated, owned, leased or licensed by Seller and employed or held in connection with the business or operations of Seller, including, without limitation the following assets of Seller which the Purchaser is acquiring, effective as of the Closing Date, pursuant to the terms of this Agreement:

          (i) all properties, assets, rights and entitlements reflected on the unaudited balance sheet and the related statement of operations of Seller for the period ending May 31, 1996 as the same may change as permitted by this Agreement in the ordinary course of business;

          (ii) all inventory, product lines, tools, molds, parts, supplies, furniture, fixtures and equipment, computer hardware and software, spare parts and other tangible assets used in connection with the business conducted by Seller;

          (iii) all United States and foreign patents, trademarks, copyrights, licenses, applications, job or shop rights, rights to inventions and all other items of intellectual property or other intangible assets owned by Seller;

          (iv) the Leased Premises and all furniture, fixtures and equipment (except for the machinery and equipment listed on Schedule 1.2 which is not being transferred to Purchaser) located at such Leased Premises or otherwise used by Seller in the conduct of its business, wherever located, provided that, if the Lease is not assignable by its terms, then Sarabande will use its best efforts to arrange for such assignment or a sublease of the premises to Purchaser or its nominee;

          (v) all machinery, equipment, vehicles and all leases and subleases of machinery, equipment, vehicles, located at any plant, facility or property of Seller used or held by Seller in connection with its business (the "Machinery and



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     Equipment"), except for the machinery and equipment listed on Schedule 1.2 which is not being transferred to Purchaser;

          (vi) all contracts, leases, commitments, sales orders, invoices and other agreements relating to Seller's business, and all warranties, claims and causes of action against third parties relating to any of the assets transferred pursuant to this Agreement;

          (vii) all prepaid expenses relating to the assets transferred pursuant to this Agreement;

          (viii) all of the following relating to the Seller's business and the intangible assets referred to in paragraph (iv) of this Section 1.1: customer lists, account records, pricing information, sales literature, promotional literature and all other books and records, files, invoices, supplier lists, blueprints, specifications, designs; drawings, prototypes; contracts; prepaid items and deposits;

and the transfer of which shall be effective as of the Closing Date.

     1.3 Excluded Assets

     "Excluded Assets" means cash, cash equivalents, accounts receivable, insurance policies and proceeds thereof and the machinery and equipment listed on Schedule 1.2 of Seller existing on the Closing Date.

     1.4 Assumed Liabilities

     "Assumed Liabilities" means those contracts and agreements listed on Schedules 4.5.1 and 4.6 which will be assumed by Buyer at the Closing.

     1.5 Blue Sky Laws

     "Blue Sky Laws" means the laws of any state in the United States governing the purchase and/or sale of securities in such state or jurisdiction.



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     1.6 Blue Sky Filing

     "Blue Sky Filing" means the filing of any application, registration, statement or other document with the governmental agency of any state necessary to qualify the sale of the Shares in such state in or through the public securities markets.

     1.7 Calendar Quarter

     "Calendar Quarter" means the four three month periods of each year as follows: January 1st to March 31st; April 1st to June 30th; July 1st to September 30th; and October 1st to December 31st.

     1.8 Closing

     "Closing" means the consummation of the sale and purchase of the Acquired Assets.

     1.9 Closing Date

     "Closing Date" means the date on which the Closing occurs.

     1.10 Commission

     "Commission" means the United States Securities and Exchange Commission.

     1.11 Common Stock

     "Common Stock" means the shares of common stock par value $.001 per share of Katz.

     1.12 Determination Period

     "Determination Period" means the twelve (12) month period beginning on the Closing Date, if the Closing Date is on the first day of the month, and if the Closing Date is on any other day, beginning the first day of the month following the Closing Date.



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     1.13 Determining Accountant

     "Determining Accountant" shall mean an accountant selected by the Accountants and the Seller's accountant, or in the event of such two accountants' inability to select a determining accounting, a determining accountant shall be selected by a Judge of the Supreme Court of the State of New York, County of New York, upon petition by either the Purchaser or Seller.

     1.14 Employment Agreement

     "Employment Agreement" means the agreement between Freedman and Purchaser, which will be dated as of the Closing Date, in the form annexed as Exhibit A hereto covering the employment of Freedman by Purchaser.

     1.15 Escrow Agreement

     "Escrow Agreement" means the agreement which will be dated as of the Closing Date in the form annexed hereto as Exhibit B covering the escrow of the Promissory Note and the Shares provided for in this Agreement.

     1.16 Escrow Agent

     "Escrow Agent" means the firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, attorneys for Purchaser.

     1.17 Freedman

     "Freedman" means Joseph Marc Freedman.

     1.18 Intellectual Property

     "Intellectual Property" means United States and foreign patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications (whether pending or



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abandoned), service mark registrations and applications, copyright registrations and applications (whether pending or abandoned), job or shop rights, rights to inventions and all other items of intellectual property or other intangible property used in Seller's business.

     1.19 Katz

     "Katz" means Katz Digital Technologies, Inc., a Delaware corporation.

     1.20 Katz Kards

     "Katz Kards" means the concept of personalized greeting cards described on
Schedule 1.20.

     1.21 Lease

     "Lease" shall refer to the lease dated January 11, 1996 between Seller as Tenant and Cable Building Associates as Landlord providing for the lease of the premises located at 611 Broadway, New York, New York.

     1.22 Leased Premises

     "Leased Premises" means the premises located at 611 Broadway, New York, New York, which are occupied by the Seller pursuant to the Lease.

     1.23 Net Sales

     "Net Sales" means the aggregate amount of sales by the Purchaser of services and goods for the relevant period, minus the aggregate amount of all credits and allowances allowed with respect to those sales.

     1.24 Note Determination Date

     "Note Determination Date" means the date, if any, prior to the end of the Determination Period on which Target Sales equal One Million Five Hundred and Ninety Five Thousand ($1,595,000.00) Dollars.



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     1.25 Other Documents

     "Other Documents" means all Schedules and Exhibits to this Agreement and all other instruments, agreements and documents executed or to be executed by any party hereto in connection with the transactions contemplated hereby.

     1.26 Person

     "Person" means and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

     1.27 Register; Registered; Registration

     The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a Registration Statement with the Commission, in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and/or the Securities and Exchange Act of 1934, and applicable rules and regulations under either such Act.

     1.28 Restricted Area

     "Restricted Area" means the area consisting of (i) the Borough of Manhattan in the City of New York and (ii) within a fifty (50) mile radius of the Borough of Manhattan.

     1.29 Restricted Period

     "Restricted Period" means a period of four (4) years from the Closing Date, except as otherwise provided in Section 9.3.

     1.30 Seller's Customers

     "Seller's Customers" means all Persons to whom the Seller sold services and/or goods during the period beginning June 1, 1995, and ending on the Closing Date (the "Qualification Period") provided, however, that if during the Qualification Period the Purchaser also sold



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services and/or goods to those customers listed on Schedule 1.29 (a "Mutual
Customer"), the portion of the sales of services and/or goods to the Mutual Customer during the Determination Period that shall be included in Net Sales to Seller's Customers, shall be determined by multiplying the aggregate of such sales to the Mutual Customer during the Determination Period by a fraction, the numerator of which shall be the total of sales by the Seller to the Mutual Customer during the Qualification Period, and the denominator of which shall be the aggregate of all sales to the Mutual Customer during the Qualification Period by both the Seller and the Purchaser.

     1.31 Shares

     "Shares" shall have the meaning ascribed thereto in Section 2.2.1(a)(iii).

     1.32 Share Price

     "Share Price" shall mean the lower of the average closing price of the Common Stock for twenty (20) consecutive trading days on the Nasdaq NMS stock market ending three (3) business days prior to (i) the date of this Agreement or
(ii) the Closing Date.

     1.33 Target Amount

     "Target Amount" means $1,995,000.00.

     1.34 Target Sales

     "Target Sales" means the aggregate of the following sales made by Purchaser in the Determination Period:

          (a) Net Sales to Seller's Customers;

          (b) Net Sales to new customers secured by Joseph Marc Freedman, Megan Pugh and Leon Sims;



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          (c) fifty (50%) percent of Net Sales to all customers other than those included in subparagraphs (a) and (b) above for work performed at the business premises of 611 Broadway, New York, New York, which is the facility at which Seller presently conducts its business;

          (d) Net Sales of software packages included as part of the Acquired Assets, to the extent not included in subparagraphs (a), (b) and (c) above; and

          (e) Net Sales of Katz Kards to the extent not included in subparagraphs (a), (b), (c) and (d) above.

     1.35 Unaudited Financial Statements

     "Unaudited Financial Statements" means the following:

          (a) Seller's balance sheet, statement of operations, cash flow and changes in financial position for:

               (i) the three (3) month period ending March 31, 1995 and March 31, 1996;

               (ii) the six (6) month period ended June 30, 1995 and June 30, 1996;

               (iii) the period from January 1, 1996 to a period ending thirty
          (30) days prior to the Closing Date.


                 ARTICLE 2: SALE AND PURCHASE OF ASSETS; CLOSING

     2.1 Sale and Purchase of Assets

     Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Seller at the Closing all of the Acquired Assets owned by Seller, free and clear of any liabilities, liens, security interests, pledges, conditions or encumbrances (except for those listed on



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Schedule 4.5.2 or expressly permitted in accordance with this Agreement). Except for the Assumed Liabilities, Purchaser will not assume any of Seller's accounts payable, obligations, liabilities or other debts which will remain Seller's obligations.

     2.2 Purchase Price

          2.2.1 Calculation of Purchase Price

     (a) The aggregate purchase price for the Acquired Assets is $1,900,000, subject to adjustment as set forth in Section 2.2(c) hereof (the "Purchase Price"), which shall be paid by the Purchaser and shall consist of the following:

          (i) certified or bank checks or wire transfer of immediately available funds in the amount of $1,000,000, which shall be delivered to Seller at Closing (hereafter, such amount is referred to as the "Cash Payment");

          (ii) $500,000 by Purchaser's convertible promissory note in the form attached hereto as Exhibit C, (subject to adjustment as set forth in Section 2.2(c) hereof) (the "Promissory Note");

          (iii) a certificate representing the number of shares of Common Stock as shall be determined by dividing $400,000 by the Share Price, issued in the name of Seller or its designees, which shall be delivered at Closing but held in escrow pursuant to the terms of the Escrow Agreement, less the number of such shares allocated to the reduction of the Purchase Price as provided in Sections 2.2(c) and 2.2(d) hereof. "Shares" shall mean the number of shares of Common Stock Seller shall be entitled to under Sections 2.2(c) and 2.2(d).


     (b) The Purchase Price shall be allocated among the Acquired Assets in the proportions set forth on Schedule 2.2.1(b).

     (c) In the event that Target Sales at the end of the Determination Period shall be less than the Target Amount, then the Purchase Price shall be reduced as follows:



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          (i) If Target Sales are at least $1,800,000, the Purchase Price shall be reduced by $.50 for each dollar that Target Sales in the Determination Period are less than the Target Amount;

          (ii) If Target Sales are less than $1,800,000, but at least $1,600,000, the Purchase Price shall be reduced by $.75 for each dollar that Target Sales in the Determination Period are less than the Target Amount;

          (iii) If Target Sales are less than $1,600,000, then the Purchase Price shall be reduced by $1.00 for each dollar that Target Sales in the Determination Period are less than the Target Amount;

     Notwithstanding anything to the contrary contained herein, in no event shall the Purchase Price be reduced by more than $900,000.

     (d) Any reduction of the Purchase Price shall be effected:

          (i) first, by the Escrow Agent returning to the Purchaser such number of the Shares as shall be determined by dividing (x) the amount up to $400,000 by which the Purchase Price is to reduced by (y) the Share Price,

          (ii) then by reducing the principal amount of the Promissory Note, retroactive to the Closing Date.

          For example, if the Purchase price is to be reduced by

               (A) $250,000, the number of Shares as determined pursuant to the provisions of clause (d)(i) of Section 2.2.1 shall be returned by the Escrow Agent to the Purchaser, the remainder of Shares shall be delivered by the Escrow Agent to the Seller and the Promissory Note shall be delivered by the Escrow Agent to the Seller;

               (B) $500,000, the Shares will be returned by the Escrow Agent to the Purchaser and the principal amount of the Promissory Note will be reduced to $400,000, which Promissory Note as so reduced will be delivered by the Escrow Agent to the Seller.

     (e) If Freedman's employment is terminated during the Determination Period by the Purchaser, other than for cause, Target Sales on the date of such termination shall be deemed to be the Target Amount.



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     (f) The principal amount of the Note shall be finally determined to be
$500,000.00 as of the Note Determination Date.

     (g) In order for the revenue from a sale to be included in Target Sales:

          (i) the pricing for the products or services provided as part of such sale shall not be lower than the prices established by the Seller for such products or services during the twelve (12) months prior to the date of this Agreement, unless such lower pricing is approved by Gary Katz, President of Purchaser, or another individual designated by Gary Katz as authorized to provide such approval, or if no price for the products or services had been established by Seller during such period, the pricing shall be approved by Gary Katz, or another individual designated by Gary Katz as authorized to provide such approval; any such approval shall not be unreasonably withheld or delayed;

          (ii) the pricing for the products or services provided as part of such sale, the revenues for which would be included in Target Sales pursuant to subparagraphs (a) and (b) of Section 1.33, shall not, without the prior consent of Freedman (which consent will not be unreasonably withheld or delayed) be increased by Purchaser over and above the prices charged for similar work by Seller to Seller's Customers in the twelve (12) month period prior to the date of this Agreement;

          (iii) Except as provided in Section 2.2.1(g)(i) and (ii) above, no representation, warranty or covenant, express or implied, is made by Purchaser to Seller with respect to the time or manner in which or the price at which Purchaser's products and services will be offered or provided to Seller's Customers and other customers for which Freedman as an employee of Purchaser may be responsible, or that Purchaser or its President, Gary Katz, will approve any particular pricing or other manner in which services will be offered or provided to Seller's Customers or others. Purchaser retains sole discretion to determine the customers, vendors and others with whom Purchaser does business, and the manner in which its products and services are provided and the prices at which such services are provided, except as provided in Section 2.2.1(g)(i) and (ii) above. Accordingly, Seller and Freedman acknowledge that Purchaser is under no obligation to Seller, express or implied, with respect to the generation of Target Sales for purpose of calculating the total Purchase Price payable to Seller.

     (h) Within forty-five (45) days following the end of the Determination Period, Purchaser shall provide the Seller with its report setting forth the amount of Target Sales. Such report shall provide such information as to enable the Seller to determine the accuracy



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thereof and shall be certified as true and correct by the Chief Financial or
Accounting Officer or any executive officer of the Purchaser. In the event that Seller does not agree with the Purchaser's determination of the aggregate amount of Target Sales, such determination shall not be binding on Seller provided Seller shall give written notice to Purchaser within thirty (30) days after Seller's receipt of the Purchaser's report that such Target Sales have not been calculated correctly in accordance with the provisions of Section 2.2.1 which notice shall provide specific reasons for such disagreement in which event the Seller and Purchaser shall each comply with the further provisions of this
Section 2.2.1(h). Purchaser shall provide Seller and its representatives reasonable access to its books and records, required for an accurate calculation of Target Sales. If no such written notice is received, then the Purchaser's report as to the amount of Target Sales shall be deemed to be accepted. If such notice is given, then Seller shall have the right to appoint an accountant, at its expense, to try to reach agreement as to the amount of Target Sales with the Purchaser or the Accountants. If no agreement is reached between Seller's accountant and the Purchaser (or the Accountants) on the adjustment within ten
(10) days of the date on which the Purchaser received Seller's notice, then the Determining Accountant shall be appointed with instructions to determine the amount of Target Sales and provide a report of its determination of the amounts in dispute within thirty (30) business days of its appointment. Such decision of the Determining Accountant shall be binding upon the Seller and Purchaser. If the Determining Accountant's final determination of Target Sales is greater than five (5%) percent of the Purchaser's determination of Target Sales set forth on Purchaser's report, then the Determining Accountant's fees and expenses for its services required under this subparagraph (g) shall be paid by the Purchaser and otherwise by the Seller. The Seller shall not have any right to challenge the determination of Target Sales set forth in the Purchaser's report if Purchaser reports that Target Sales were not less than the Target Amount.

     (i) At the Closing, Purchaser and Seller will make adjustments for the following items with respect to the Acquired Assets: rent, equipment lease payments, deposits with utilities, security deposits, payments under maintenance agreements and any other adjustments customary in transactions of this nature.

     2.3 Transfer of Lease

     Subject to the consent of the landlord, Seller shall deliver to the Purchaser, at the Closing, an assignment or sublease of the Lease upon terms which are no less favorable than those enjoyed by Seller. Seller agrees to use its best efforts to obtain the landlord's consent to such transfer and Seller acknowledges and agrees that obtaining such landlord's consent is a condition precedent to Purchaser's obligation to close the transactions contemplated hereby.

     2.4 Closing

     The Closing shall take place at the offices of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York, at 10:00 a.m. (local time) on that date which is not more than ten (10) days after the fulfillment or waiver of all the conditions precedent to Closing as specified in a notice from Purchaser to Seller, or at such other place, time or date as the parties hereto shall agree in writing; provided, however, that this Agreement shall terminate and be of no further force or effect if the Closing does not take place on or before September 30, 1996.

          2.4.1 Deliveries by Seller at Closing

     At Closing Seller shall deliver to Purchaser:

          (i) an affidavit from a responsible officer with knowledge of the relevant facts that Seller has no creditors;

          (ii) documents transferring and assigning to Purchaser the ownership of the items of Intellectual Property constituting part of the Acquired Assets;

          (iii) documents effecting the transfer of the Lease to the extent and in the manner required by this Agreement;

          (iv) documents effecting the transfer of the Acquired Assets, including the Machinery and Equipment, to the Purchaser;

          (v) the opinion of counsel referred to in Section 7.10;

          (vi) the Escrow Agreement executed by Seller;

          (vii) the Employment Agreement executed by Freedman; and

          (viii) the Unaudited Financial Statements;

          (ix) such other documents or instruments as may be necessary in order to consummate the transactions described in this Agreement, including bills of sale in form and substance reasonably acceptable to Purchaser.

          2.4.2 Deliveries by Purchaser at Closing

     At Closing Purchaser shall deliver to Seller:

          (i) the Cash Payment;

          (ii) the Escrow Agreement executed by Purchaser;

          (iii) the opinion of counsel referred to in Section 8.6;

          (iv) the Employment Agreement executed by Purchaser; and

          (v) such other documents or instruments as may be necessary in order to consummate the transactions described in this Agreement.

     At Closing Purchaser shall deliver to the Escrow Agent:

          (vi) the Promissory Note made out to Seller; and

          (vii) a certificate as calculated in Section 2.2.1 in the name of the Seller for the shares.

     2.5 Collection of Accounts Receivable

     The purchase and sale of the Acquired Assets does not include any of Seller's accounts or notes receivable, all of which will remain Seller's property. If, following the Closing, Purchaser will collect any accounts or notes receivable belonging to Seller, Purchaser will remit such proceeds to Seller and if Seller will collect any accounts or notes receivable belonging to Purchaser, Seller will remit such proceeds to Purchaser. The settlement of amounts owed by Seller and Purchaser to each other pursuant to the provisions of this Section 2.5 shall be made not less often than every two weeks after the Closing. The collection of accounts receivable from any customer who owes money to both the Seller and the Purchaser shall be allocated as follows:

          (i) first, for payment of invoices as designated by such customer; and

          (ii) second, where the customer does not designate the invoice for which it is making payment, to the oldest invoices for such customer, provided that such invoices: (other than those to Matador) are not more than ninety (90) days old, and if to Matador are not more than one hundred twenty (120) days old at the time such payment is received.

     Nothing in this Section 2.5 shall be deemed to require Purchaser to extend credit to any customer.


                        ARTICLE 3: REGISTRATION OF SHARES

     3.1 Agreement to Register

     Within forty-five (45) days after the Accountants' determination of the reduction of the Purchase Price, if any, and if any of the shares are to be delivered by the Escrow Agent to the Seller, the Purchaser agrees to use its best efforts to file a Registration Statement with the Commission and to have such Registration Statement declared effective, to permit, when such Registration Statement is declared effective, the sale of the Shares delivered to the Seller in the public securities markets.

     3.2 Preparation and Filing

     Purchaser shall, as expeditiously as practicable, use its best efforts to:

          (i) prepare and file with the Commission a Registration Statement necessary to permit the sale of the Shares in the public securities markets when such Registration Statement becomes effective;

          (ii) prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus as may be necessary to have the Registration Statement declared effective;

          (iii) furnish to the then holders of the Shares such number of copies of the prospectus included in the Registration Statement and such other documents as each may reasonably request in order to facilitate the sale of the Shares in the public securities markets;

          (iv) register or qualify the Shares under such Blue Sky Laws of such jurisdictions in the United States as the holders may reasonably request (provided, however, that Purchaser will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or (ii) subject itself to taxation in any such jurisdiction);

          (v) notify each holder promptly, and confirm such advice in writing:

               (A) when the Registration Statement or any amendment thereto has been filed and when it has become effective;

               (B) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and

               (C) of the qualification of the Shares for sale under the securities or Blue Sky Laws of any jurisdiction affecting such qualification;

          (vi) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement;

          (vii) cause all of the Shares covered by the Registration Statement to be listed on each securities exchange and on the Nasdaq NMS on which Purchaser's Common Stock is listed; and

          (viii) provide and cause to be maintained a transfer agent for all Shares covered by the Registration Statement from and after a date not later than the effective date of the Registration Statement.

     3.3 Registration of Other Securities

     Purchaser may include in the Registration Statement filed pursuant to this
Article 3 any authorized but unissued shares of Common Stock for sale by Purchaser or any issued and outstanding securities for sale by others.

     3.4 Preparation; Reasonable Investigation

     In connection with the preparation and filing of the Registration Statement and any amendments thereto and of any Blue Sky Filing, Purchaser will give the holders and their respective counsel and accountants the opportunity to review the Registration Statement, each prospectus included therein or filed with the Commission, each document incorporated by reference therein and each amendment thereof or supplement thereto and any Blue Sky Filing in order to verify the accuracy of any factual information concerning the holders whose Shares are being registered or qualified, and will give each of them such access to its books and records and such opportunities to discuss the business of Purchaser with its independent public accountants who have certified its financial statements as shall be necessary, to conduct a reasonable investigation within the meaning of the Securities Act. Seller shall give Purchaser, its counsel and accountants access to Seller's books and records, and provide each of them with such documents, as shall be necessary in connection with the preparation of the Registration Statement or any Blue Sky Filing.

     3.5 Expenses

     Purchaser shall pay for all registration and filing fees, printing expenses and fees and disbursements of Purchaser's counsel and its independent certified public accountants in connection with the preparation and filing of the Registration Statement or any Blue Sky Filing pursuant to this Article 3; provided, however, that the holders of the Shares shall pay the fees and expenses of their counsel or other advisers in connection with such registration and qualification of the Shares. The holders of the Shares shall pay for all other expenses involved in the sale of the Shares, including all selling commissions and stock transfer taxes.

     3.6 Indemnification

     3.6.1 Purchaser shall indemnify and hold harmless Seller and each broker or any other Person acting on behalf of Seller and each other Person, if any, who controls any of the foregoing Persons, within the meaning of the Securities Act, against any and all losses, liabilities (individual, joint or several), damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, and expenses reasonably incurred in investigating any such claim ("Losses") to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus or final prospectus contained therein, any document incorporated by reference therein or any amendment or supplement thereto, or any document prepared and/or furnished by Purchaser incident to the registration or qualification of the Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made, not misleading, or any violation by Purchaser of the Securities Act or state securities or Blue Sky Laws applicable to it and relating to action or inaction required of Purchaser in connection with such registration or qualification under such state securities or Blue Sky Laws; provided, however, that Purchaser shall not be liable in any such case to the extent that such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, said preliminary prospectus or said prospectus or said amendment or supplement or any document incident to the registration or qualification of the Shares in reliance upon and in conformity with information furnished to it by Seller or any other holder of such Shares or their respective agents solely for use in the preparation thereof.

     3.6.2 Seller shall indemnify and hold harmless Purchaser, each director of Purchaser, each officer of Purchaser who shall sign the Registration Statement and any Person who controls Purchaser within the meaning of the Securities Act, against any and all Losses to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any document incident to the registration or qualification of the Shares in reliance upon and in conformity with information furnished to Purchaser by Seller solely for use in the preparation thereof.

     3.6.3 Promptly after receipt by any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which set forth, or which, with the giving of notice or the lapse of time or both, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in any Losses, the Indemnitee shall promptly give notice thereof (the "Claims Notice") to any other party obligated to provide indemnification pursuant to Sections 3.6.1 or 3.6.2 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the Indemnitee. The conduct of the defense and disposition of the Claim shall be governed by the same terms as are contained in Sections 10.5.2 and 10.5.3 of this Agreement.


               ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents, warrants and covenants to Purchaser the following:

     4.1 Existence and Good Standing

     Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York, has all requisite power and authority to own, lease and operate all its properties and to carry on its business as now being conducted. Seller is not required to qualify to do business in any other jurisdiction.

     4.2 Capital Stock

     Seller has an authorized capitalization consisting of two hundred (200) shares of which one hundred (100) shares are issued to Freedman and one hundred
(100) shares are issued to Ilisha Helfman. All such outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of stockholders. No other class of capital stock of Seller is authorized or outstanding. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of Seller.

     4.3 Financial Statements

     4.3.1 Seller has heretofore furnished to the Purchaser, or will furnish to the Purchaser by the Closing Date the following financial statements and tax returns (the "Financial Statements"):

          (i) Seller's federal and New York State tax returns for 1995; and

          (ii) unaudited balance sheets and the related statements of operations (the "Balance Sheets") for each of twenty-nine (29) months beginning January 1, 1994 and ending May 31, 1996 (the "Balance Sheet Date").

     4.3.2 The Financial Statements referred to in Section 4.3.1, including the footnotes thereto, are true and correct. Each of the Balance Sheets fairly presents the financial condition of Seller at the date thereof and, except as indicated therein, reflects all claims against and all debts and liabilities of Seller, fixed or contingent, as at the date thereof, required to be shown thereon and the related statements of operations, and cash flows for the period indicated.

     4.3.3 Since the Balance Sheet Date, except as set forth on Schedule 4.3.3, there has been (a) no adverse change in the assets or liabilities, or in the business or financial condition, or in the results of operations of Seller, and
(b) no fact or condition exists or is contemplated or threatened which might cause such an adverse change in the future.

     4.4 Books and Records

     All accounts, books, ledgers and official and other records of Seller of whatsoever kind have been fully, properly and accurately kept and completed in all respects, and there are no inaccuracies or discrepancies of any kind contained or reflected therein, and taken as a whole they give and reflect a true and fair view of the financial position of Seller. Seller keeps its records and books of account in conformity with the requirements of the New York Business Corporation Law. The minute books of Seller as previously made available to the Purchaser and its representatives, contain complete and accurate records of all meetings of and corporate actions or written consents by the shareholders and Board of Directors as shareholders and directors of Seller. Seller does not have any records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) that are not under the exclusive ownership and direct control of Seller, except for checks held by the company which prepares Seller's payroll and tax checks. True and complete copies of the charter documents and by-laws of Seller, and all amendments thereto, have been delivered to the Purchaser.

     4.5 Real Property; Personal Property; Machinery and Equipment

     4.5.1 Except as set forth in Schedule 4.5.1, Seller does not own or have any leasehold or other interest in any real property which is necessary to operate Seller's business as currently operated ("Real Property"). Schedule
4.5.1 contains a complete description of all Real Property and Seller's interests therein, including street address, legal description, owner and use. None of the Real Property is subject to any lien, mortgage, pledge, covenant, easement, restriction, encroachment, lease, charge, or other claim or encumbrance of any nature whatsoever that would adversely affect the use or usefulness of the Real Property in the operation of the Seller's business. Seller has delivered to Purchaser true and complete copies of all leases or other instruments pertaining to the Real Property. All Real

Property is marketable, or with respect to leasehold interest is assignable, is in good condition and repair consistent with its present use, complies with all environmental, zoning and other laws and is available for immediate use in the conduct of the business and operations of the Seller. Seller has full legal and practical access to all Real Property. All easements, rights of way, and real property leases have been properly executed and recorded in the appropriate public recording offices. The Real Property described in Schedule 4.5.1 lists all easements, leases, rights of way, and other real property interests necessary to conduct the business and operations of the Seller as they are now conducted.

     4.5.2 Except as set forth in Schedule 4.5.2, Seller has good and marketable title or holds by valid, existing, enforceable lease or license to all of its properties and assets (real and personal, tangible and intangible), subject to no encumbrance, lien, charge or other restriction of any kind or character.

     4.5.3 Schedule 4.5.3 contains, as of the date hereof, an accurate and complete list and description of all machinery and equipment used, owned or leased by the Seller. Schedule 4.5.3 lists and includes a true and complete copy of (i) all leases under which the Seller leases equipment; and (ii) each contract for the purchase of equipment. Each lease is in full force and effect and constitutes a legal, valid and binding obligation of the Seller that is party to it, and to the knowledge of Seller, constitutes a legal, valid and binding obligation by the other party thereto, enforceable by the Seller in accordance with its terms. Except as disclosed on Schedule 4.5.3, there are no existing defaults by the Seller under such leases, the Seller enjoys quiet possession of each leasehold, and, except as disclosed on Schedule 4.5.3, no consent of any lessor under such leases is necessary to the consummation of the transactions described by this Agreement or to avoid a breach of any such leases upon such consummation. Where any such consent is required, Seller will deliver such consent in writing at the Closing. The Seller has, as of the date hereof, no leases which are required by GAAP to be treated as capital leases except as set forth on Schedule 4.5.3.

     4.5.4 The Acquired Assets constitute all of the assets necessary for the conduct of or relating to the business conducted by Seller. All of the Acquired Assets are in good condition and repair and are available for immediate use by the Purchaser.

     4.6 Contracts

     Except as set forth in Schedule 4.6, Seller is not a party to or bound by

          (i) any agreement, contract or commitment relating to any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan;

          (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

          (iii) any agreement, contract or commitment relating to capital expenditures;

          (iv) any loan or advance to, or investment in, any other Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

          (v) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

          (vi) any management service, employment, consulting or any other similar type of contract;

          (vii) any agreement, contract or commitment limiting the freedom of Seller to engage in any line of business or to compete with any other Person;

          (viii) any agreement, contract or commitment which involves Twenty-Five Thousand Dollars ($25,000) or more and is not cancelable without penalty within thirty (30) days;

          (ix) any collective bargaining agreement;

          (x) any agreement with any officer or director of Seller;

          (xi) any secrecy agreement;

          (xii) any licensing or franchise agreement; or

          (xiii) any contract with customers or other third parties for the performance of services.

     Each contract or agreement set forth on Schedule 4.6 (or required to be set forth on Schedule 4.6) is in full force and effect, and there exists no default or event of default by Seller or, to the knowledge of Seller, by any other party, or occurrence, condition, or act (including this transaction) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. Seller has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 4.6 (or required to be set forth on Schedule 4.6), or any term or condition which would permit termination or material modification of any such contract or agreement, and all of the covenants to be performed by any other party thereto have been fully performed, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such agreements, contracts or commitments.

     4.7 Litigation

     Except as set forth in Schedule 4.7, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending or, to the best knowledge, threatened, against or affecting Seller or any of its properties or rights or the operation of the Seller's business, and Seller does not know of any valid basis for any such action, proceeding or investigation. Except as disclosed on Schedule 4.7, neither Seller nor any affiliate is subject to any judgment, order or decree entered in any lawsuit or proceeding which affects the Seller's business or which would prevent or interfere with the consummation of the transactions contemplated hereby.

     4.8 Taxes

     Except as set forth in Schedule 4.8 to this Agreement Seller has filed, or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to their business. Such returns and reports reflect accurately taxable income and all liability for taxes of Seller for the periods covered thereby. Except as set forth in Schedule 4.8, all federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise, payroll, accumulated earnings tax and other taxes and assessments (including interest and penalties) payable by, or due from, Seller (whether in its own right or as transferee of the assets of, or successor to, any Person) have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Seller, and no other tax of any nature whatsoever, interest or penalty, will be payable by Seller with respect to any business conducted through the Closing Date. Except as set forth in Schedule 4.8, the federal, state and local taxable income and tax liability of Seller has never been finally determined for any fiscal period. Except as set forth in
Schedule 4.8, no examination of any return of Seller by any taxing authority is currently in progress and Seller has not received notice of any proposed audit or examination. Except as set forth on Schedule 4.8, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Seller.

     4.9 Liabilities

     4.9.1 Seller has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than (i) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business and consistent with past practice and other liabilities which individually or in the aggregate, are not material to the business prospects, operation, properties, income or condition (financial or otherwise) of Seller or (ii) liabilities set forth on any Schedule hereto or which are not required to be set forth on any Schedule hereto because such liabilities are specifically excluded from disclosure on the Schedules provided for by the provisions of this Agreement. Schedule 4.9.1 sets forth a list of all current arrangements of Seller for borrowed money and all outstanding balances as of the date hereof with respect thereto. Seller is not in default in respect of the terms or conditions of any indebtedness.

     4.9.2 The consummation of this transaction will not subject Purchaser or its affiliates, or its respective officers, directors and shareholders to any claim of or liability to any creditor of Seller or any affiliate, except for the Assumed Liabilities.

     4.10 Intellectual Property

     Schedule 4.10 contains an accurate and complete list of all Intellectual Property owned or used or anticipated to be used by Seller in the operation of its business (collectively, the "Intellectual Property"). No claim of infringement or misappropriation of Intellectual Property has been made against Seller and, in operating its business, the Seller does not infringe or misappropriate any Intellectual Property of any third party.

     4.11 Compliance with Laws

     Seller is in compliance with all applicable foreign, federal, state and local laws, regulations and orders and all other applicable requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal having jurisdiction, the violation of which, individually or in the aggregate, would have an adverse effect on Seller's business or its financial conditions or prospects. Seller is not now charged with, and Seller, to its knowledge, is not now under individual investigation with respect to, any violation of any law, regulations, or order affecting its business, and Seller has filed all reports required to be filed with any governmental, regulatory or administrative agency.

     4.12 Licenses

     Seller has all licenses and permits and other governmental certificates, authorizations and approvals (collectively, "Licenses") required by any governmental or regulatory body for the operation of its business and the use of its properties as presently operated or used, except where the failure to have such Licenses would not have an adverse effect on the financial condition, results of operations, assets, properties or business of Seller. All of the Licenses are in full force and effect and no action or claim is pending, nor to the knowledge, information and belief of Seller, to revoke or terminate any of the Licenses or declare any License invalid.

     4.13 Insurance

     Schedule 4.13 is a schedule of all insurance policies (including life insurance) or binders maintained by Seller. All such policies are in full force and effect and all premiums that have become due have been currently paid. The coverage under such policies for occurrences prior to the Closing shall not be affected by reason of the transactions contemplated hereby. Seller has not received notice of cancellation or non-renewal of any such policy or binder. Seller has not received any notice from any of its insurance carriers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 4.13 will not be available in the future on substantially the same terms now in effect.

     4.14 Supplier and Customer Relations

     There has not been, and Seller does not have any knowledge that would lead it to anticipate, any adverse change in relations with its suppliers or customers as a result of the transactions contemplated by this Agreement.
Schedule 4.14 lists suppliers and customers of Seller, as at the date hereof. The Seller has provided the Purchaser's president or its Accountants with the gross revenues from all its customers (in the aggregate) and from each such customer (individually) for the year ended December 31, 1995, and the five months ended May 31 1996, and the gross purchases from all suppliers (in the aggregate) and from each such supplier (individually) for the fiscal year ended December 31, 1995, and the five months ended May 31, 1996. Except as set forth on Schedule 4.14, none of Seller's suppliers, and except as disclosed in writing to the Purchaser's president, none of the Seller's suppliers or customers has advised Seller, orally or in writing, formally or informally, that it is terminating or considering terminating, or is materially dissatisfied with its business relationship with the Seller, as a whole or in respect of any particular product or service, or that any customer is contemplating reducing or discontinuing its purchases from the Seller, or that any supplier is contemplating reducing or discontinuing its services or sales to the Seller.

     4.15 Employment Relations

     Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; no unfair labor practice complaint against Sellers is pending before any applicable government entity; there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving Seller; no representation question exists respecting the employees of Seller; no grievance which might have an adverse effect on Seller or the conduct of Seller's business nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by Seller; and Seller has not experienced any work stoppage or any other labor difficulty during the last three (3) years. There has not been, and Seller does not anticipate, any adverse change in relations with employees as a result of the announcement of the transactions contemplated by this Agreement.

     4.16 Personnel; Compliance with ERISA

     4.16.1 Schedule 4.16.1 contains a true and complete list of all persons employed or retained as independent contractors by Seller and a description of their compensation, years of service, job description and title. Schedule 4.16.1 also lists all sales agency agreements or other sales agreements with independent contractors. No employees of Seller are entitled to any accrued vacation pay, sick leave or severance benefits, other than shall be paid and satisfied by the Seller at the Closing.

     4.16.2 Seller has not at any time established, maintained or contributed to any Employee Benefit Plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other pension, welfare or retirement benefit plans, without regard to whether or not any such Employee Benefit Plans are exempt from the provisions of ERISA (including for this purpose and for the purpose of all of the representations in this Section 4.16, all employers (whether or not incorporated) which by reason of common control are treated together with Seller as a single employer within the meaning of Section 414 of the Code).

     4.17 No Changes Since the Balance Sheet Date

     Since the Balance Sheet Date:

     (a) except as specifically stated on Schedule 4.17, Seller has not

          (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;

          (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

          (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business;

          (iv) made any capital expenditure or commitment therefor;

          (v) made any bonus or profit sharing distribution or payment of any kind;

          (vi) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who after giving effect to such increase or prior thereto receives compensation at an annual rate of $25,000 or more, or except in the ordinary course of business any other employees;

          (vii) cancelled or waived any claims or rights of substantial value;

          (viii) made any change in any method of accounting or auditing practice;

          (ix) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business;

          (x) amended or terminated any agreement which is material to the business of Seller;

          (xi) renewed, extended or modified any lease of real property or except in the ordinary course of business any lease of personal property; or

          (xii) agreed, whether or not in writing, to do any of the foregoing;
     and

     (b) there has been no adverse change in the financial condition or results of operations of Seller.

     4.18 Valid Agreements; Restrictive Documents

     Seller has the full legal right and capacity to execute, deliver and perform this Agreement and the Other Documents and the transactions contemplated thereby, all of which has been duly authorized by all necessary corporate action of Seller. This Agreement and the Other Documents have been duly executed and delivered by Seller and constitute the valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights or general principles of equity. Except as set forth in
Schedule 4.18, or in any other Schedule or Exhibit to this Agreement, Seller is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which adversely affects its business or the condition of any of its assets or property, or which would prevent consummation of the transactions contemplated by this Agreement or compliance by Seller with the terms, conditions and provisions of this Agreement and the Other Documents. The execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated thereby will not

          (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Seller;

          (ii) violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any obligation, contract, agreement, lien, judgment, decree or other instrument to which Seller is a party or by or to which it or any of its assets or properties may be bound or subject;

          (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seller or upon any of its assets; or

          (iv) violate any statute, law or regulation of any jurisdiction.

     4.19 Required Approvals, Notices and Consents

     Except as set forth on Schedule 4.19, or elsewhere in this Agreement, no consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by Seller of this Agreement and the Other Documents or the consummation by Seller of the transactions contemplated thereby.

     4.20 Disclosure

     None of this Agreement, the financial statements referred to in Section 4.4 above, or any Schedule hereto, or any certificate, document or statement in writing to be delivered as required under this Agreement by or on behalf of Seller contains, or will contain, any untrue statement of a material fact, or omits, or will omit, any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Seller which adversely affects the business, prospects or financial condition of Seller or its properties or assets, which has not been, or will not be, set forth in this Agreement or any Schedule hereto, or in the certificates, documents or statements in writing to be delivered at the Closing.

     4.21 Environmental Conditions

     Schedule 4.21 sets forth the following:

          (i) all treatment, storage and disposal facilities (as defined in the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and the rules and regulations promulgated thereunder, which are currently owned or used by Seller; all waste disposal sites which are or have been owned or used by Seller in connection with the Acquired Assets; and all underground storage tanks which are or were owned or used by Seller in connection with the Acquired Assets. As to each such facility, site or underground storage tank, Schedule 4.21 describes the time period used and the type of waste treated, stored or disposed of and, in the case of the underground storage tanks, the type of material stored;

          (ii) all sites at which wastes from the operation of the Seller's business have been disposed and, as to each such site, Schedule 4.21 describes the time period used and the type of waste disposed; and

          (iii) all internal environmental audits conducted by Seller since January 1, 1990 relating to the Seller's business.

     Except as disclosed on Schedule 4.21 in connection with, or in any way related to the Acquired Assets or the Seller's business:

          (i) Seller holds, and is in compliance with, all permits, licenses, registrations or other authorizations required under applicable Environmental Laws, as hereinafter defined, and is, and has been, otherwise in compliance with all applicable Environmental Laws. To Seller's knowledge, there is no condition that could prevent or interfere with continued compliance with Environmental Laws. For purposes of this Agreement, Environmental Laws shall mean any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any governmental authority, or requirements of law (including, without limitation, common law) relating in any manner to contamination, pollution, or protection of human health or the environment;

          (ii) Seller has not received any written notice of any Environmental Claim, as hereinafter defined, and Seller is not aware after reasonable inquiry of any threatened Environmental Claim. For purposes of this Agreement, Environmental Claim means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on, or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Materials, as hereinafter defined, at any location, or (ii) circumstances forming the basis of any violation or alleged violation by Seller of any Environmental Laws, including, but not limited to, any violations or alleged violations by Seller of any permit, license, registration or other authorization required under applicable Environmental Laws. For purposes of this Agreement, Hazardous Materials means any and all hazardous or toxic substances, wastes, materials or chemical, petroleum, including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, ethylene glycol, diethylene glycol, polychlorinated biphenyls and any and all other materials and substances regulated pursuant to any Environmental Laws or that could result in the imposition of liability under any Environmental Laws;

          (iii) Seller has not entered into, has not agreed to, and is not subject to any judgment, decree, order or other similar requirement of any governmental authority under any Environmental Laws, including, without limitation, relating to compliance or to investigation, cleanup, remediation or removal of Hazardous Materials;

          (iv) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the Acquired Assets in violation of, or in an manner or to a location that could give rise to liability under any Environmental Laws;

          (v) There are no past or present actions, activities, events, conditions or circumstances, including, without limitation, the presence, release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials at any location, that are reasonably likely to give rise to liability under any Environmental Laws or any contract or agreement.

     4.22 Health and Safety Conditions

     Schedule 4.22 sets forth the following:

          (i) all internal health and safety audits of the Seller's business since January 1, 1993;

          (ii) all industrial hygiene surveys related to the Seller's business or Acquired Assets for the year 1995; and

          (iii) a summary of all personnel safety statistics related to the Seller's business for each year since January 1, 1993.

     To Seller's knowledge, the information contained in the documents listed in this Article 4.22 is true and correct in all respects. To Seller's knowledge, except for the facts set forth on Schedule 4.22, Seller is, with respect to its operation of its business, in compliance in all respects with the requirements of OSHA and all other federal, state and local occupational health and safety laws, rules and regulations.

     4.23 Representations True at Closing

     All representations by Seller in this Article 4 or in any document delivered pursuant hereto in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at the Closing as of the Closing Date and shall then be true and accurate in all material respects.

     4.24 Copies of Documents

     Seller has caused to be made available for inspection and copying by the Purchaser, its president or its advisers, true, complete and correct copies of all documents referred to in this Article 4 or in any Schedule furnished pursuant to this Article 4.


                   ARTICLE 5: REPRESENTATIONS OF THE PURCHASER

     Purchaser represents, warrants and covenants to Seller as follows:

     5.1 Existence and Good Standing

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

     5.2 Shares

     The Shares, when delivered at Closing or subsequent thereto, as the case may be, will have been duly authorized and validly issued and be fully paid and non-assessable.

     5.3 Valid Agreements; Restrictive Documents

     The Purchaser has the full authority to execute, deliver and perform this Agreement and the Other Documents and the transactions contemplated thereby. This Agreement and the Other Documents have been duly and validly authorized, executed and delivered by the Purchaser and constitute a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights or general principles of equity. Except as set forth in Schedule 5.3, Purchaser is not subject to, or a party to, any mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement and the Other Documents or compliance by the Purchaser with the terms, conditions and provisions of this Agreement and the Other Documents. The execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated thereby will not (i) violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any obligation, contract, agreement, lien, judgment, decree or other instrument to which the Purchaser is a party or by or to which the Purchaser may be bound or subject;
(ii) violate
any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Purchaser or its respective assets; or (iii) violate any statute, law or regulation of any jurisdiction.

     5.4 Required Approvals, Notices and Consents

     Except as set forth in Schedule 5.4, or elsewhere in this Agreement, no consent or approval of, other action by, or notice to, any governmental body or agency, domestic or foreign, or any third party is required in connection with the execution and delivery by the Purchaser of this Agreement and the Other Documents or the consummation by the Purchaser of the transactions contemplated thereby.

     5.5 Representations True at Closing

     All representations by the Purchaser in this Article 5 or in any document delivered pursuant hereto in connection with the transactions contemplated hereby shall be true and accurate as of the date when made and shall be deemed to be made again at the Closing as of the Closing Date and shall then be true and accurate in all respects.

     5.6 Financial Statements of Purchaser

     The financial statements and schedules, together with related notes set forth in Purchaser's Form 10-QSB for the quarter ended March 31, 1996 and filed with the Commission (the "March 31, 1996 Form 10-QSB"), present fairly the financial position and results of operations and changes in financial position of the Purchaser as set forth therein.

     5.7 No Adverse Change

     Subsequent to the respective dates as of which information is given in the March 31, 1996 Form 10-QSB, there has not been any material adverse change in the condition (financial or other) of the Purchaser and the Purchaser has not become party to, and neither the business nor the property of the Purchaser has become the subject of any material litigation, whether or not in the ordinary course of business.


                              ARTICLE 6: COVENANTS

     6.1 Conduct of Business of Seller

     During the period from the date of this Agreement to the Closing Date, Seller shall conduct its operations only according to its ordinary and usual course of business and use its best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relationships with suppliers, contract vendors, customers, distributors and others having business relationships with it. Consistent with the foregoing, Seller shall not dismiss, without cause, any person employed by it prior to the Closing Date.

     6.2 Review of Seller

     Purchaser has heretofore and may, prior to the Closing Date, through its representatives, review the properties, books and records of Seller and its financial and legal condition as the Purchaser and its representatives deem necessary or advisable to familiarize themselves with such properties and other matters; such review shall not, however, affect the representations and warranties made by Seller. Seller shall permit the Purchaser and its representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of all of them and to cause the officers of Seller to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of Seller as Purchaser shall from time to time reasonably request. In the event of termination of this Agreement, Purchaser shall keep confidential any material information obtained concerning Seller's properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material or becomes so ascertainable and shall return to them any schedules, statements, documents or other written information obtained in connection therewith. Seller shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably agreed on, such additional instruments as Purchaser may reasonably request for the purpose of carrying out this Agreement.

     6.3 Continued Effectiveness of Representations and Warranties Seller shall give Purchaser notice of (i) any event, condition or circumstance occurring from the date hereof through the Closing Date and known to it that would constitute a violation or breach of any representation, warranty or covenant of Seller contained in this Agreement, or (ii) any event, occurrence, transaction or other item known to it that would have been required to have been disclosed on any Schedule or statement delivered hereunder, had such event, occurrence, transaction or other item existed on the date hereof. The Purchaser shall be deemed to have waived any violation or breach of this Agreement set forth in such notice from the Seller if the Purchaser thereafter consummates the transactions contemplated hereby.

     6.4 Further Assurances

     The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the closing set forth in Articles 7 and 8.

     6.5 No Brokers

     Seller represents and warrants to the Purchaser that, except as listed on
Schedule 6.5 hereto, no broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with any of them, or any action taken by any of them, except as listed on Schedule 6.5 hereto. Seller agrees to indemnify and save the Purchaser and its respective officers, directors, employees and agents harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller, and to bear the cost of legal expenses incurred in defending against any such claim. The Purchaser represents and warrants to Seller that, except as listed on Schedule 6.5 hereto, no broker, finder, agent or similar intermediary has acted on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Purchaser, or any action taken by the Purchaser. The Purchaser agrees to indemnify and save Seller and its officers, directors, employees and agents harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Purchaser, except as listed on Schedule 6.5 hereto, and to bear the cost of legal expenses incurred in defending against any such claim.

     6.6 No Shop

     Seller agrees that it shall not hereafter (i) encourage, solicit or initiate any Acquisition Proposal (as hereinafter defined) with, (ii) negotiate, discuss or otherwise communicate with or furnish or cause to be furnished any information to, or otherwise cooperate with, or (iii) enter into any contract or agreement with, any Person (other than the Purchaser or its representatives) with respect to or for any Acquisition Proposal. In the event that any third party contacts Seller (or any of its advisers) with any Acquisition Proposal or expression of interest concerning such transaction, Seller will promptly notify Purchaser of the identity of such third party and the nature and terms, if any, of such Acquisition Proposal or expression of interest. As used herein, "Acquisition Proposal" means the proposal for a merger, sale of stock, sale of assets or other business combination involving Seller.

              ARTICLE 7: CONDITIONS TO THE PURCHASER'S OBLIGATIONS

     The acquisition of the Acquired Assets by the Purchaser on the Closing Date, and all other obligations of Purchaser under this Agreement and the Other Documents is conditioned upon the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser.

     7.1 Schedules

     The Schedules to this Agreement constitute an integral part of this Agreement and are incorporated in this Agreement as if they were set forth in the body of this Agreement.

     7.2 Good Standing

     Seller shall have delivered to the Purchaser:

          (i) a copy of Seller's Certificate of Incorporation, including all amendments, certified by the Department of State of the State of New York; and

          (ii) a certificate from the Department of State of the State of New York and each state in which Seller is qualified as a foreign corporation to do business, to the effect that such corporation is in good standing in each such state, and owes no taxes, and with respect to the certificate from the Department of State of the State of New York such certificate shall list all charter documents on file.


     7.3 No Material Adverse Change

     Between the date hereof and the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, or the results of operations of Seller and an authorized officer of Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

     7.4 Truth of Representations and Warranties

     The representations and warranties of Seller contained in this Agreement or in any schedule delivered pursuant hereto shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and an authorized officer of Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

     7.5 Performance of Agreements

     Each and all of the agreements of Seller to be performed pursuant to the terms hereof on or before the Closing Date shall have been duly performed, and it shall have delivered to the Purchaser, from an authorized officer, a certificate, dated the Closing Date, to such effect.

     7.6 No Litigation Threatened

     No action or proceedings shall have been instituted or, to the knowledge, information and belief of Seller, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and an authorized officer of Seller shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

     7.7 Required Approvals, Notices and Consents

     Seller shall have obtained or given, as the case may be, at no expense to the Purchaser, and there shall not have been withdrawn or modified (i) any notices, consents, approvals or other actions listed on Schedule 4.19, (ii) the consent by the landlord under the Lease for the assignment or sublease of the Seller's interest in the Lease to the Purchaser, and (iii) all other consents, approvals and/or waivers required under the contracts listed on Schedules 4.5.1 and 4.6 in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of the Purchaser thereunder. Each such consent, approval and/or waiver shall be in form satisfactory to counsel for the Purchaser.

     7.8 Governmental Approvals

     All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

     7.9 Proceedings

     All proceedings to be taken in connection with the transactions contemplated by this Agreement and the Other Documents, shall be satisfactory in form and substance to the

Purchaser and its counsel, and the Purchaser shall have received copies of all such documents and other evidences as the Purchaser or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.10 Opinions of Counsel

     At Closing, Seller shall deliver to the Purchaser an opinion of counsel, annexed hereto as Schedule 7.10, in form and substance reasonably satisfactory to Purchaser and its counsel.


                  ARTICLE 8: CONDITIONS TO SELLER'S OBLIGATIONS

     The sale of the Acquired Assets on the Closing Date and all other obligations of Seller under this Agreement and the Other Documents is conditioned upon the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller.

     8.1 Good Standing Purchaser shall have delivered to Seller:

          (i) a copy of Purchaser's Certificate of Incorporation, including all amendments, certified by the Secretary of State of the State of Delaware; and

          (ii) a certificate from the Secretary of State of the States of Delaware and New York to the effect that such corporation is in good standing in such state.

     8.2 Truth of Representations and Warranties

     The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

     8.3 Performance of Agreements

     Each and all of the agreements of the Purchaser to be performed on or before Closing Date pursuant to the terms hereof shall have been duly performed, and the Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

     8.4 Governmental Approvals

     All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received. The parties shall comply with the notification requirements of the New York State Sales and Use Tax.

     8.5 Proceedings

     All proceedings to be taken in connection with the transactions contemplated by this Agreement and the Other Documents shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received copies of all such documents and other evidences as the Seller or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     8.6 Opinions of Counsel

     At Closing, Purchaser shall deliver to the Seller an opinion of Messrs. Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, Purchaser's counsel, in the form annexed hereto as Schedule 8.6.

     8.7 Employment Agreement with Joseph Freedman.

     Purchaser shall have delivered to Seller a fully-executed copy of the Employment Agreement.


                        ARTICLE 9: POST CLOSING COVENANTS

     9.1 General

     In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10 hereof). The Seller acknowledges and agrees that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including tax records) agreements and financial data of any sort relating to the Acquired Assets. Seller will, after the Closing, be entitled to full access to all such documents, books, records, agreements and financial data during normal business hours.

     9.2 Transition

     The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Purchaser after the Closing as it maintained with the Seller prior to the Closing.

     9.3 Covenants Against Competition

     In consideration of the Purchase Price being paid by the Purchaser for the Acquired Assets:

     (a) During the Restricted Period, unless Freedman's employment by the Purchaser is terminated without cause (as cause is defined in the Employment Agreement) and Purchaser discontinues payment of the salary required to be paid to Freedman under the terms of the Employment Agreement, neither the Seller nor Freedman, directly or indirectly, by itself or himself, or through any other person, firm, company, entity or enterprise shall:

          (i) within the Restricted Area engage in any business or activity which competes directly or indirectly with the type of business conducted by Seller prior to the Closing or with the present or future business of the Purchaser, including the business acquired from Seller;

          (ii) directly or indirectly, endeavor to entice away from the employ of the Purchaser or otherwise interfere with the relationship of the Purchaser with any individual, partnership, firm, corporation or other business organization that is then, or at any time during the preceding twelve months was, employed by the Purchaser or is otherwise performing services for the Purchaser, or;

          (iii) render any services of the type rendered by the Purchaser to its customers, to or for any customer of the Purchaser unless such services are rendered as an employee of or consultant to the Purchaser;

          (iv) attempt in any manner to solicit, directly or indirectly, from any customer of the Purchaser (except on behalf of the Purchaser) business of the type performed by the Purchaser or persuade any person, firm or corporation which is a customer of the Purchaser to cease doing business or to reduce the amount of business which any such customer has customarily done or contemplates doing with the Purchaser, whether or not the relationship between the Purchaser and such customer was originally established in whole or in part through the efforts of the Employee.

     The term "customers of the Purchaser" includes, without limitation, the Restricted Customers.

     (b) Neither Seller nor Freedman, directly or indirectly, by itself or himself, or through any other person, firm, company, entity or enterprise, shall at any time:

          (i) render any services of the type rendered by the Purchaser to its customers to or for any Restricted Customer unless such services are rendered as an employee of or consultant to the Purchaser;

          (ii) attempt in any manner to solicit, directly or indirectly, from any Restricted Customer (except on behalf of the Purchaser) business of the type performed by the Purchaser or persuade any person, firm or corporation which is a Restricted Customer to cease doing business or to reduce the amount of business which any such Restricted Customer has done or contemplates doing with the Purchaser.


     (c) For purposes of this Section 9.3, "Restricted Customer" shall mean

          (i) any of Seller's Customers; and

          (ii) any new account, customer and client secured by Freedman to whom products or services were sold and included in determining the amount of Target Sales pursuant to Paragraph 1.34 (b) of this Agreement.

     9.4 Confidential Information

     Freedman shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, except in connection with the business and affairs of the Purchaser and its affiliates, all confidential matters relating to the Seller or the Purchaser and its affiliates, including, but not limited to, "know-how," trade secrets, customer lists, subscription lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, information pertaining to the Purchaser's customers and their requirements, business acquisition plans, new personnel acquisition plans, formulae, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs relating to the Seller or the Purchaser and its affiliates learned by Freedman heretofore and hereafter, and shall never disclose such matters to anyone outside of the Purchaser and its affiliates, except (i) as required in the course of performing duties for the Purchaser,
(ii) with the Purchaser's express written consent; or (iii) with respect to such information which is generally known to the public or becomes known to the public though no fault of Freedman.

     9.5 Enforcement Through Injunction

     Seller and Freedman each acknowledges that the type and periods of restriction imposed in this Article 9 are fair and reasonable and are reasonably required for the protection of the Purchaser and the goodwill, business and assets of the Purchaser acquired from Sarabande and are given as an integral part of the acquisition by the Purchaser of the business and goodwill of Sarabande. Seller and Freedman each acknowledge that a breach of the provisions of this Article 9 would irreparably damage Purchaser, and that once such a breach has occurred, there may be no accurate way of determining the amount of damage or loss suffered by Purchaser. Seller and Freedman each therefore agrees that the terms of this Article 9 may be enforced through preliminary or final injunctive relief or other equitable remedy, without Purchaser having to (i) prove irreparable injury or likelihood of success, (ii) prevail on the balancing of the equities test or other legal criteria, or (iii) post a bond.

     9.6 Blue Lining

     If any of the provisions of this Article 9 relating to time, geographical area, services products, devices and/or information are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, services products, devices and/or information shall be reduced to such time, geographical area, services, products, devices and/or information as such court shall hold to be reasonable and legally enforceable. In addition, if any court determines that any of the restrictive covenants contained in this Article 9, or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

     9.7 Delivery of Closing Balance Sheet and Cooperation for Preparation of

     Audited Financial Statements

     (a) Within thirty (30) days after the Closing, Seller shall provide Purchaser with Seller's unaudited balance sheet, statement of operations, cash flow and changes in financial position for the period from January 1, 1996 to the Closing Date;

     (b) The Seller and Freedman shall provide such documents and records, other than documents or records theretofore delivered to the Purchaser, as the Accountants shall deem to be reasonably required for the preparation of audited financial statements consisting of the Seller's balance sheet as of December 31, 1995 and its statement of operations and cash flows for the two (2) years then ended. The preparation of such audited financial statements shall be at the Purchaser's expense. The Seller and Freedman shall take all action and provide all information (available to them) as the Accountants shall reasonably request in order to prepare such audited financial statements.

     9.8 General Electric Capital Corporation Guaranty

     The Purchaser shall use its best efforts, which does not include the payment of any additional money therefor, to secure a release from General Electric Capital Corporation ("GECC") of Freedman's obligations arising from his guaranty of any of the Seller's obligations to GECC. In the event Purchaser is unable to secure such release, it will fully indemnify, defend and hold harmless Freedman from any Claim (as that term is hereafter defined) arising out of such guaranty.

     9.9 Payment by Seller of Bonuses to Employees

     Seller has informed Purchaser that Seller anticipates that Seller may wish to recognize assistance given Seller following the Closing by individuals who were employees of Seller prior to the Closing and become employees of Purchaser, in achieving Target Sales. Seller may in its discretion wish to recognize such assistance by paying bonuses to such individuals after the Closing from Seller's own funds, to which Purchaser has no objection. Nothing herein shall be deemed to limit Purchaser's discretion in determining whether or not to employ or continue to employ for any period any individual including any individuals who were employees of Seller prior to Closing, except with respect to Freedman, to the extent provided for in the Employment Agreement. Nothing herein or elsewhere in this Agreement shall be deemed to make any individual a third party beneficiary under this Agreement or give any such designee any interest in the Purchase Price or in any payment due to Seller under this Agreement, the Employment Agreement or any other agreement between Purchaser and Seller or Freedman.


               ARTICLE 10: SURVIVAL OF REPRESENTATIONS; INDEMNITY

     10.1 Survival of Representations and Warranties of Seller

     Notwithstanding any right of Purchaser fully to investigate the affairs of Seller, and notwithstanding any knowledge of facts determined or determinable by the Purchaser pursuant to such investigation or right of investigation, the Purchaser shall have the right to rely fully upon the representations and warranties of Seller contained in this Agreement and any of the Other Documents. All such representations and warranties and the indemnification obligations under Section 10.2 shall survive the execution and delivery of this Agreement and the Other Documents and the Closing hereunder for a period of three (3) years following the Closing Date, except as to the representations and warranties made in Section 4.8 and the obligation to indemnify as to same, which shall survive the execution of this Agreement and the Other Documents and the Closing hereunder until the date of expiration of the relevant federal, state or other statute of limitations; except as to matters as to which any Indemnitee has made a claim for indemnification or given a Claims Notice under Section 10.5 on or prior to the expiration of the applicable period aforesaid, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

     10.2 Obligation of Seller to Indemnify

     In addition to the indemnification provisions contained in Section 3.6 of this Agreement, Seller agrees to indemnify, defend and hold harmless the Purchaser, and its respective officers, directors, employees and agents, and any of their successors and assigns from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements) ("Claims"), whether such Claims are incurred in disputes with Seller or involving third-party claims against the Purchaser, based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of Seller contained in this Agreement and/or any of the Other Documents. In particular, but without limiting the generality of the foregoing, the indemnification obligations of Seller shall cover any Claims arising out of any claims by creditors of Seller, whether contingent, absolute or otherwise, and whether or not known to Purchaser, except for claims for payment of the Assumed Liabilities assumed by Purchaser.

     10.2.1 Limitation on Obligation of Seller to Indemnify

     The obligations and liabilities of the Seller with respect to Claims under
Section 10.2 shall be subject to the following limitations:

     (a) No indemnification shall be required to be made by the Seller except to the extent that the aggregate amount of Claims exceeds $50,000;

     (b) The Seller's obligation to indemnify Purchaser shall be limited to the net proceeds received by the Seller under Section 2.2. In determining the amount of such net proceeds received by the Seller if the shares received by the Seller have been sold by it, the net proceeds received by the Seller from such sales shall be included in the amount of such net proceeds received by the Seller, and if Shares received by the Seller, and if Shares received by the Seller are then still held by it such Shares shall be valued at the Share Price in determining
(i) the amount of net proceeds received by the Seller under Section 2.2, and
(ii) the payment required to be made by Seller to Purchaser under this Section 10.2.

     10.3 Survival of Representations and Warranties of the Purchaser Notwithstanding any knowledge of facts determined or determinable by Seller pursuant to any investigation or right of investigation of the affairs of the Purchaser, Seller shall have the right to rely fully upon the representations and warranties of the Purchaser contained in this Agreement and the Other Documents. All such representations and warranties and the indemnification obligations under Section 10.4 shall survive the execution and delivery of this Agreement and the Other Documents and the Closing hereunder for a period of three (3) years following the Closing Date; except as to matters as to which any Indemnitee has made a claim for indemnification or given a Claims Notice under
Section 10.5 on or prior to the expiration of the applicable period aforesaid, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

     10.4 Obligation of the Purchaser to Indemnify

     In addition to the indemnification provisions contained in Section 3.8 of this Agreement, the Purchaser agrees to indemnify, defend and hold harmless Seller from and against any and all Claims based upon, arising out of or otherwise in respect of any Assumed Liability or any inaccuracy in or any breach of any representation or warranty of the Purchaser contained in this Agreement or in any document or other papers delivered by the Purchaser in connection with this Agreement and/or the Other Documents.

     10.5 Notice and Opportunity to Defend

     10.5.1 Notice of Asserted Liability

     Promptly after receipt of any party hereto (the "Indemnitee") of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in any Claims, the Indemnitee shall promptly give notice thereof (the "Claims Notice") to the party obligated to provide indemnification pursuant to Section
10.2 or 10.4 (the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Claims that have been or may be suffered by the Indemnitee.

     10.5.2 Opportunity to Defend

     The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party. Subject to the limitations contained in
Section 10.5.3 on the obligations of the Indemnifying Party in respect of proposed settlements, the Indemnitee shall have the right to employ its own counsel with respect to any Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, or (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to the Indemnitee to take charge of the defense of such action, or (c) the Indemnitee shall have reasonably concluded based on an opinion of counsel that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party, in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnitee in respect of such different or additional defenses. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     10.5.3 Settlement

     Notwithstanding the provisions of Section 10.5.2., neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim for which indemnification has been sought and is available hereunder, over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If, however, the Indemnitee refuses to consent to a bona fide offer of settlement which the Indemnifying Party wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notified the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee's continuing to pursue such matter.

     10.5.4 Disputes with Customers or Suppliers

         Anything in Section 10.5.2 to the contrary notwithstanding, in the case of any Asserted Liability by any customer or supplier of Seller with respect to the business conducted by Seller prior to the Closing Date in connection with which the Purchaser may make a claim against Seller for indemnification pursuant to Section 10.2, the Purchaser shall give a Claims Notice with respect thereto, but, unless the Purchaser and the Indemnifying Party otherwise agree, the Purchaser shall have the exclusive right at its option to defend, at its own expense, any such matter, subject to the duty of the Purchaser to consult with the Indemnifying Party and its attorneys in connection with such defense or any settlement decision. All amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and all amounts required to be paid in connection with any compromise or settlement of such Asserted Liability which have been agreed to by Seller (which agreement shall not be unreasonably withheld or delayed), shall be borne and paid by the Indemnifying Party. The parties agree to cooperate fully with one another in the defense, compromise or settlement of any such Asserted Liability, except that Purchaser will not settle any of Seller's accounts receivable without the prior consent of Seller.


                            ARTICLE 11: MISCELLANEOUS

     11.1 Expenses

     Except as otherwise provided herein, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement the Other Documents, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

     11.2 Sales Taxes

     Purchaser shall be responsible for the payment of any sales taxes which may be due in connection with the sale of the Acquired Assets, determined in accordance with the allocation referred to in Section 2.2(b) of this Agreement.

     11.3 Governing Law

     The interpretation and construction of the Documents, and all matters relating hereto, shall be governed by the law of the State of New York, without reference to its conflict of laws provisions.

     11.4 Jurisdiction

     Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York in New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction of the aforesaid courts, irrevocably consents to the service of any and all process in any action or proceeding by the mailing of copies of such process to such party at its address as first set forth above, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. To the extent that personal service of process is required for the commencement of any such proceeding, Purchaser hereby appoints Messrs. Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP as its agent for service of process by the mailing of copies of such process to such agent at the address set forth in Section 11.8 in any such proceeding, and Seller hereby appoints Mr. Joseph Marc Freedman as its agent for service of process by the mailing of copies of such process to such agent at the address set forth in Section 11.8 in any such proceeding. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any judicial proceeding brought in such courts and any claim that any such judicial proceeding has been brought in an inconvenient forum. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

     11.5 "Knowledge" Defined

     Where any representation and warranty contained in this Agreement is expressly qualified by reference to knowledge, information and belief of any party, such party confirms that it has made such due and diligent inquiry as to the matters that are the subject of such representations and warranties as shall be reasonable under the circumstances.

     11.6 Duties and Liabilities of Escrow Agent

     The Escrow Agent shall have no duties or responsibilities except those expressly set forth in the Escrow Agreement. Nothing contained in this Agreement or in the Other Documents shall prevent the Escrow Agent from representing the Purchaser as counsel in this transaction, and to continue to represent the Purchaser as its counsel in the future.

     11.7 Captions

     The article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     11.8 Notices

     Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission; (b) one day after the date of delivery by Federal Express or other nationally recognized courier service, if delivered by priority overnight delivery between any two points within the United States; or (c) five days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed to a party at its address first set forth above, with copies to Messrs. Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, 750 Lexington Avenue, New York,

New York 10022-1200, Attention: Murray L. Skala, Esq., to Joseph Marc Freedman, 716 Broadway, New York, New York 10003, and Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119-0165, Attention: Arnold N. Bressler, Esq., or such other address as shall be furnished in writing by like notice by any such party.

     11.9 Parties in Interest

     This Agreement and the Other Documents may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement and the Other Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     11.10 Severability

     In the event any provision of this Agreement or the Other Documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement or such Other Documents shall nevertheless be binding upon the parties with the same effect though the void or unenforceable part had been severed and deleted.

     11.11 Counterparts

     This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     11.12 Entire Agreement

     This Agreement, and the Other Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     11.13 Amendments

     This Agreement may not be changed orally, but only by an agreement in writing signed by both parties.

     11.14 Third-Party Beneficiaries

     Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and assigns as provided under
Section 11.9.

     11.15 Publicity

     The parties consent to the public announcement concerning the execution of this Agreement set forth in Schedule 11.15 hereto. They agree that no other publicity, release or announcement concerning the execution of this Agreement, any of the provisions of this Agreement or the transactions contemplated hereby shall be issued without the advance written approval of the form and content of the same by both parties; provided, however, that no such consent shall be required when such disclosure is required by applicable law or the rules or regulations of a United States or foreign securities exchange or of the National Association of Securities Dealers, Inc.

     IN WITNESS WHEREOF, the parties have each caused its corporate name to be hereunto subscribed by its duly authorized officer on the date written below.

                              KATZ DIGITAL TECHNOLOGIES, INC.



Dated:   7/17/96              By:   /s/ GARY KATZ
                              -----------------------------------------
                              Name:
                              Title: President - CEO



                              THE SARABANDE PRESS, INC.


Dated:   7/17/96              By:       /s/ JOSEPH MARC FREEDMAN
                              -----------------------------------------
                              Name:
                              Title:   President

                              The undersigned agrees to be bound by the provisions set forth in Article 9 of this Agreement




                              /s/ JOSEPH MARC FREEDMAN
                              -----------------------------------------
                              JOSEPH MARC FREEDMAN

                         LIST OF SCHEDULES AND EXHIBITS


Schedule 1.2               Machinery and Equipment Not Being Transferred
Schedule 1.20              Katz Kards
Schedule 1.29              Mutual Customers
Schedule 2.2.1(b)          Purchase Price Allocation of Acquired Assets
Schedule 4.3.3             Changes to Seller since Balance Sheet Date
Schedule 4.5.1             Real Property
Schedule 4.5.2             Encumbrances
Schedule 4.5.3             Machinery and Equipment
Schedule 4.6               Contracts
Schedule 4.7               Litigation
Schedule 4.8               Tax Liabilities
Schedule 4.9.1             Liabilities
Schedule 4.10              Intellectual Property
Schedule 4.13              Insurance
Schedule 4.14              Suppliers & Customers
Schedule 4.16.1            Personnel
Schedule 4.17              Changes Since Balance Sheet Date
Schedule 4.18              Valid Agreements; Restricted Documents
Schedule 4.19              Approvals
Schedule 4.21              Environmental Conditions
Schedule 4.22              Health and Safety Conditions
Schedule 5.3               Consents for Purchaser
Schedule 5.4               Approvals for Purchaser
Schedule 6.5               Brokers
Schedule 7.10              Opinion of Seller's Counsel
Schedule 8.6               Opinion of Purchaser's Counsel
Schedule 11.15             Public Announcement of Transaction

Exhibit A                  Employment Agreement
Exhibit B                  Escrow Agreement
Exhibit C                  Promissory Note

                                            EMPLOYMENT AGREEMENT dated
                                            _________, 1996 by and between KATZ
                                            DIGITAL TECHNOLOGIES, INC., a
                                            Delaware corporation (the
                                            "Company"), and JOSEPH MARC FREEDMAN
                                            (the "Employee").



                                   ----------


     The parties hereto desire to provide for the Employee's employment by the Company in accordance with the terms and provisions set forth below:

     NOW, THEREFORE, the parties agree as follows:

     1. EMPLOYMENT; TERM.

     The Company agrees to employ the Employee, and the Employee agrees to work for the Company as its Chief Technology Officer for a period of three (3) years commencing on the date hereof unless sooner terminated in accordance with
Section 8 hereof. Such period, together with the period of any extension or renewal of such employment, is referred to herein as the "Employment Period."

     2. DUTIES.

     During the Employment Period, the Employee shall serve as the Chief Technology Officer of the Company and perform such further duties as shall, from time to time, be reasonably assigned to the Employee by the President and Chief Executive Officer or the Board of Directors of the Company consistent with his position and abilities, including, but not limited to, management of the Company's branch at 611 Broadway, New York, New York and customer sales for sales to former clients of The Sarabande Press, Inc. (the business of which has been acquired by the Company) with an emphasis on expanding sales with new products of the Company; analysis of new machinery, equipment and technology for possible installation or implementation by the Company; and network analysis and workflow engineering to maximize communications and productivity. Other than occasional travel for the performance of his duties which may be reasonably requested by the Company, the Company may not require the Employee to perform his duties hereunder outside of the Borough of Manhattan.





August 1, 1996

     3. DEVOTION OF TIME.

     During the Employment Period, the Employee shall: (i) expend substantially all of his working time for the Company; and (ii) devote his best efforts, energy and skill to the services of the Company and the promotion of its interests.

     4. COMPENSATION.

     In consideration for the services to be performed by the Employee during the Employment Period hereunder, the Company shall compensate the Employee at an annual base salary from the date hereof at the annual rate of $275,000.00 per annum, payable in accordance with the Company's customary payroll practices. In addition, the Employee may be entitled to receive such bonuses as recommended by the Compensation Committee of the Company's Board of Directors and approved by the Company's Board of Directors, in its discretion.

     4.1 Upon execution of this Agreement, the Employee is receiving an option to purchase 25,000 shares of common stock of the Company upon the terms and conditions contained in the Stock Option Agreement attached hereto as Exhibit A. After each of the Employee's first and second years of continuous employment during the Employment Period, the Employee may be entitled to receive such additional options to purchase common stock of the Company as recommended by the Stock Option Committee of the Company's Board of Directors and approved by the Company's Board of Directors in its discretion.

     5. USE OF AUTOMOBILE; REIMBURSEMENT OF EXPENSES; ADDITIONAL BENEFITS.

     5.1 Employee shall be provided with an automobile to be owned or leased by the Company or shall be reimbursed for the expenses in connection with an automobile owned or leased by Employee of the make and type approved by the Company.

     5.2 The Company shall pay directly, or reimburse the Employee for, all other reasonable and necessary business expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties under this Agreement, including reimbursement for car expenses, such as gas, insurance, one parking space and a cellular phone used for Company business. For such purposes, the Employee shall submit to the Company itemized reports of such expenses in accordance with the Company's policies.

     5.3 Employee shall be entitled to paid vacations during the Employment Period in accordance with the Company's then prevalent practices for executive employees; provided, however, that Employee shall be entitled to such paid vacations for not less than four (4) weeks per annum.

     5.4 Employee shall be entitled to participate in, and to receive benefits under, any employee benefit plans of the Company (including, without limitation, pension, profit sharing, group life insurance and group medical insurance plans) as may exist from time to time for its executive employees.

     6. EMPLOYEE KNOWLEDGE.

     6.1 Employee hereby agrees to communicate and make known to the Company all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which relate to the business of the Company; whether acquired by him before or during the Employment Period; provided, however, that nothing herein shall be construed as requiring any such communication where the method, development, invention and/or improvement is lawfully protected from disclosure as the trade secret of a third party or by any other lawful bar to such communications existing prior to the commencement of employment hereunder.

     6.2 Employee hereby agrees to keep all such records in connection with the Employee's employment as the Company may from time to time reasonably direct, and all such records shall be the sole and exclusive property of the Company.

     6.3 It is expressly agreed between the Employee and the Company that any invention the Employee developed entirely on his own time without using the Company's equipment, supplies, facilities or trade secret information belong to the Employee except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention to the Company's business or actual or demonstrably anticipated research or development of the Company; or
(b) result from any work performed by the Employee for the Company.

     7. RESTRICTIVE COVENANTS.

     7.1 The Employee acknowledges that his position with the Company will require the performance of services which are special, unique, extraordinary and of an intellectual character and places and will continue to place him in a position of confidence and trust with the customers of the Company. The Employee further acknowledges that his performance of services for the Company necessarily requires the disclosure to the Employee of confidential information and trade secrets of the Company. The Employee also acknowledges that he has developed prior to the date hereof, as an employee and stockholder of The Sarabande Press, Inc., a New York corporation ("Sarabande") from which the Company has acquired certain assets pursuant to an Asset Purchase Agreement dated July 17, 1996 between Sarabande as Seller and the Company as Purchaser (the "Asset Purchase Agreement") concurrently with the execution and delivery of this Agreement, a personal acquaintance and relationship with customers of Sarabande and that he will continue to develop such relationships with such customers as an employee of the Company. The Employee also acknowledges that in the course of his employment by the Company he will develop a personal acquaintanceship and relationship with other customers of the Company. The Employee further acknowledges that he has and will acquire a knowledge of such customers' affairs and requirements which may constitute a primary contact of the Company with such customers, and that therefore, the Company's relationships with its customers may be placed in the Employee's hands in confidence and trust. The Employee therefore agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Employee make the covenants contained herein; that the covenants are given as an integral part of and incident to the purchase by the Company of the assets of Sarabande and that in making the decision to purchase such assets the Company relied upon and was induced by the covenants made by the Employee in this paragraph 7.

     7.2 Until four (4) years after the date of this Agreement, unless Employee's employment by the Company is terminated without cause (as such term is defined in Section 8.3 hereof) and the Company discontinues payment of the salary required to be paid to Employee hereunder, Employee will not, directly or indirectly, by himself, or through any other person, firm, company, entity or enterprise:

     (i) within the Restricted Area (as such term is defined herein) engage in any business or activity which competes directly or indirectly with the type of business conducted by Sarabande prior to the date hereof, or with the present or future business of the Company, including the business acquired from Sarabande by the Company;

     (ii) directly or indirectly, endeavor to entice away from the employ of the Company or otherwise interfere with the relationship of the Company with any individual, partnership, firm, corporation or other business organization that is then, or at any time during the preceding twelve months was, employed by the Company or is otherwise performing services for the Company, or;

     (iii) render any services of the type rendered by the Company to its customers, to or for any customer of the Company unless such services are rendered as an employee of or consultant to the Company;

     (iv) attempt in any manner to solicit, directly or indirectly, from any customer of the Company (except on behalf of the Company) business of the type performed by the Company or persuade any person, firm or corporation which is a customer of the Company to cease doing business or to reduce the amount of business which any such customer has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer was originally established in whole or in part through the efforts of the Employee.

     The term "customers of the Company" includes, without limitation, the Restricted Customers (as such term is defined herein).

     The term "Restricted Area" means the Borough of Manhattan in the City of New York and a radius of fifty (50) miles outside of the Borough of Manhattan.

     7.3 Employee, directly or indirectly, by himself or through any other person, firm, company, entity or enterprise, shall not at any time:

     (i) render any services of the type rendered by the Company to its customers to or for any Restricted Customer unless such services are rendered as an employee of or consultant to the Company;

     (ii) attempt in any manner to solicit, directly or indirectly, from any Restricted Customer (except on behalf of the Company) business of the type performed by the Company or persuade any person, firm or corporation which is a Restricted Customer to cease doing business or to reduce the amount of business which any such Restricted Customer has done or contemplates doing with the Company.

     (c) For purposes of this Section 9.3, "Restricted Customer" shall mean

     (i) Seller's Customers as such term is defined in the Asset Purchase Agreement; and

     (ii) any new account, customer and client secured by Freedman to whom products or services were sold and included in determining the amount of Target Sales pursuant to Paragraph 1.34 (b) of the Asset Purchase Agreement.


     7.4 Confidential Information. Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company and its affiliates, including, but not limited to, "know-how," trade secrets, customer lists, subscription lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, information pertaining to the Company's customers and their requirements, business acquisition plans, new personnel acquisition plans, formulae, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs relating to the Company and its affiliates learned by Employee heretofore and hereafter, and shall never disclose such matters to anyone outside of the Company and its affiliates, except (i) as required in the course of performing duties for the Company, (ii) with the Company's express written consent; or (iii) with respect to such information which is generally known to the public or becomes known to the public through no fault of Employee.

     7.4 Enforcement through Injunction. Employee acknowledges that a breach of the provisions of this Article 7 would irreparably damage the Company, and that once such a breach has occurred, there may be no accurate way of determining the amount of damage or loss suffered by the Company. Employee therefore agrees that the terms of this Article 7 may be enforced through preliminary or final injunctive relief or other equitable remedy, without the

Company having to (i) prove irreparable injury or likelihood of success, (ii) prevail on the balancing of the equities test or other legal criteria, or (iii) post a bond.

     7.5 Blue Lining. The Employee acknowledges that the type and periods of restriction imposed in Section 7.2, 7.3 and 7.4 are fair and reasonable and are reasonably required for the protection of Company and the goodwill, business and assets of the Company acquired from Sarabande and are given as an integral part of the acquisition by Company of the business and goodwill of Sarabande. If any of the provisions of this Article 7 relating to time, geographical area, services, products, devices and/or information are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, services, products, devices and/or information shall be reduced to such time, geographical area, services, products, devices and/or information as such court shall hold to be reasonable and legally enforceable. In addition, if any court determines that any of the restrictive covenants contained in this Article 7, or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

     7.6 Company. As used in this Article 7, the term "Company" shall mean and include any and all subsidiary corporations of the Company, which either now exist or which may hereafter be organized.

     8. EARLIER TERMINATION.

     8.1 Employee's employment hereunder shall automatically be terminated upon the death of the Employee or Employee's voluntarily leaving the employ of the Company and, in addition, may be terminated, at the sole discretion of the Company, as follows:

          (a) upon thirty (30) days' prior written notice by the Company, in the event of the Employee's disability as set forth in Section 8.2 below; or

          (b) upon thirty (30) days' prior written notice by the Company, in the event that the Company terminates the Employee's employment hereunder for cause as set forth in Section 8.3 below, and the failure of the Employee to cure the condition constituting such cause if the same is curable.

     8.2 Employee shall be deemed disabled hereunder, if in the opinion of the Board of Directors of the Company, as confirmed by competent medical advice in writing, he shall become physically or mentally unable to perform his duties for the Company hereunder and such incapacity shall have continued for any period of ninety (90) days in any consecutive twelve (12) months.

     8.3 For purposes hereof, "cause" shall mean, and be limited to, the following: (a) Employee's willful malfeasance or gross negligence in performance of his duties as an employee of the Company; (b) the material breach of any covenant made by Employee hereunder or by Sarabande under the terms of the Asset Purchase Agreement; or (c) a dishonest act or omission by Employee which either (i) results in his personal enrichment at the expense of the Company, or (ii) results in his conviction of, or plea of nolo contendere to, a felony or other serious crime, not including a motor vehicle offense; (d) a breach of Employee's fiduciary duties to the Company; or (e) a conviction of any federal or state securities' laws.

     9. ASSIGNMENT.

     This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated, except as otherwise set forth herein. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all of the outstanding shares of the Company's capital stock, or all or substantially all of the assets of the Company.

     10. RIGHT TO PAYMENTS.

     Employee shall not under any circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms hereof. To the extent permitted by law, the Employee shall not have any power of anticipation, alienation or assignment of payments contemplated hereunder, and all rights and benefits of the Employee shall be for the sole personal benefit of the Employee, and no other person shall acquire any right, title or interest hereunder by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against the Employee.

     11. NOTICES.

     Any notice required or permitted to be given pursuant to this Agreement shall be deemed given three (3) business days after such notice is mailed by certified mail, return receipt requested, addressed as follows: (i) if to Employee, at 611 Broadway, New York, NY 10012; and (ii) if to the Company, at Twenty-One Penn Plaza, New York, NY 10001, or at such other address as any such party shall designate by written notice to the other party with copies to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, 750 Lexington Avenue, New York, NY, 10022, if notice is to Company and Milberg Weiss Bershad Hynes & Lerach LLP, One Penn Plaza, New York, NY, 10119, if notice is to Employee.

     12. WAIVER.

     The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provisions were not embodied therein.

     13. ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the transactions contemplated by this Agreement; provided, however, that it is the intention of the parties that this Agreement shall be interpreted and applied in conjunction with the terms of any option, warrant or other right now in existence or hereinafter granted to the Employee to acquire shares of capital stock of the Company. In the event of any conflict, however, the terms of this Agreement shall govern and prevail. This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                   KATZ DIGITAL TECHNOLOGIES, INC.



                                   By:
                                        ----------------------------------
                                        Michael Sklar
                                        Vice President - Operations



                                        ----------------------------------
                                        Joseph Marc Freedman, Employee

EXHIBIT A

                             STOCK OPTION AGREEMENT


     This Agreement, dated as of ____________, 1996, is made between KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation, having its principal offices at Twenty-One Penn Plaza, New York, New York 10001 (the "Company"), and JOSEPH MARC FREEDMAN, having an address at 716 Broadway, New York, New York 10003 (the "Optionee").

                              W I T N E S S E T H :


     1. Grant of Option. Pursuant to the provisions of the KATZ DIGITAL TECHNOLOGIES, INC. 1996 Stock Option Plan, a copy of which is annexed hereto as Exhibit A (the "Plan"), the Company hereby grants to the Optionee, subject to the terms and conditions herein set forth, the right and option (the "Option") to purchase from the Company, all or any part of an aggregate of TWENTY-FIVE THOUSAND (25,000) shares of Common Stock, par value $.001 per share, of the Company (the "Stock") at the purchase price of $4.75 per share, such Option to be exercisable as hereinafter provided. This Option shall be an incentive stock option as provided under Section 422 of the Internal Revenue Code of 1986, as amended.

     2. Terms and Conditions. This Option, and the exercise of this Option, is subject to the terms and conditions set forth in the Plan, and, in addition, any terms and conditions set forth herein.

     3. Limitation on Exercisability of Option. This Option shall be exercisable by the Optionee to the extent of the following number of shares of Stock commencing on the following dates:

                                             Date After Which Shares
     Number of Shares                           Can Be Purchased
     ----------------                           ----------------
          8,334                                  August 1, 1997

          an additional
          8,333                                  August 1, 1998

          an additional
          8,333                                  August 1, 1999

     4. Expiration of Option. This Option shall not be exercisable after 5:00 p.m. E.S.T. on August 1, 2006.

     5. Non-Assignability of Option. This Option shall not be given, granted, sold, exchanged, transferred, pledged, assigned or otherwise incumbered or disposed of by the Optionee, otherwise than by Will or the laws of descent and distribution, and, during the lifetime or existence of the Optionee, shall not be exercisable by any other person, but only by the Optionee.

     6. Method of Exercise of Option. The Optionee shall notify the Company by written notice sent by registered or certified mail, return receipt requested, addressed to its principal office, or by hand delivery to such office, properly receipted, as to the number of shares of Stock the Optionee desires to purchase under this Option, which written notice shall be accompanied by the Optionee's check payable to the order of the Company for the full option price of such shares of Stock. As soon as practicable after the receipt of such written notice the Company shall, at its principal office, tender to the Optionee a certificate or certificates issued in the Optionee's name evidencing the shares of Stock purchased by the Optionee hereunder.

     7. Investment Representation. The Optionee represents that at the time of any exercise of this Option, unless the shares of Stock are registered under the Securities Act of 1933, as amended, that such Stock will be acquired for investment and not for resale or with a view to the distribution thereof. Upon exercise of this Option and the issuance of any of the shares thereunder, all certificates representing shares shall bear on the face thereof substantially the following legend:

         "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM REGISTRATION AND AN OPINION OF COUNSEL TO KATZ DIGITAL TECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED."

     8. Anti-Dilution.

          (a) Adjustments. In the event that the Company shall have effected one or more stock splits, reverse splits, or readjustments, stock dividends, or other increases or reductions of the number of outstanding shares of Common Stock of the Company, or issued as dividends on the outstanding shares of Common Stock of the Company other securities convertible into shares of Common Stock of the Company, without receiving compensation therefor in money, services or property (any such event being hereinafter referred to as a "Dilutive Event"), the Optionee shall be entitled to receive for the aggregate payments to be made by him for the Stock, the number of shares of Common Stock or other securities the Optionee would have been entitled to receive as a result of any such Dilutive Event if he had immediately prior to such Dilutive Event exercised this Option and paid for and received the Stock.

          (b) Merger, Consolidation or Recapitalization. In the event of the recapitalization, merger or consolidation of the Company with or into another corporation the Optionee shall be entitled to receive upon exercise of this Option, such securities of such other corporation with or into which the Company shall have been merged or consolidated as the Optionee would have received if he had immediately prior to such recapitalization, merger or consolidation exercised this Option and paid for and received the Stock.

          (c) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of this Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

     9. No Rights as Stockholder. The Optionee shall have no rights as a stockholder in respect to the shares of Stock as to which this Option shall not have been exercised and payment made as herein provided.

     10. Death or Termination of Employment or Services. If the employment or services of the Optionee by the Company or a subsidiary corporation of the Company shall be terminated voluntarily by the Optionee or for cause by the Company, this Option shall expire forthwith, but if such employment or services shall be terminated for any other reason (except death or disability), then this

Option may not be exercised at any time later than three (3) months after such termination of the Optionee's employment and then only to purchase those number of shares of Stock subject to this Option, that the Optionee was entitled to purchase, upon exercise of this Option, prior to such termination of the Optionee's employment. If the Optionee dies (i) while employed by or in the service of the Company or a subsidiary corporation of the Company, or (ii) within three (3) months after termination of the Optionee's employment or services (except if such termination of employment caused this Option to expire forthwith, as in this Section 10 provided), then this Option may be exercised by the estate of the Optionee, or by a person who acquired the right to exercise this Option by bequest or inheritance or by reason of the death of the Optionee, at any time up to one (1) year after such death. If the Optionee's employment or services with the Company or such subsidiary are terminated because of permanent and total disability while employed by or in the service of the Company or such subsidiary, this Option may be exercised at any time within one (1) year after termination of the Optionee's employment or service due to the disability. Provided, however, that nothing in this Section 10 shall extend the term of this Option beyond August 1, 2006, nor give any person the right to purchase shares of Stock subject to this Option which could not be purchased by the Optionee prior to the termination of the Optionee's employment with the Company or such subsidiary.

     11. Optionee Bound by Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, including the terms and provisions adopted after the granting of this Option, but prior to complete exercise hereof.

     12. Binding Effect. Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the New York.

     14. Notices. Any notice hereunder shall be delivered by hand or by registered or certified mail, return receipt requested, to a party at its address set forth above with a copy to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, 750 Lexington Avenue, New York, New York 10022-1200, subject to the right of either party to designate at any time hereafter, in writing, some other address.

     15. Counterparts. This Agreement may be exercised in counterparts, each of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the Company and the Optionee has caused this Agreement to be executed by an appropriate officer, both as of the day and year first written.


                                   KATZ DIGITAL TECHNOLOGIES, INC.




                                   By:
                                        ---------------------------------
                                        Michael Sklar
                                        Vice President  - Operations




                                        ---------------------------------
                                        JOSEPH MARC FREEDMAN

                         KATZ DIGITAL TECHNOLOGIES, INC.
                             1996 STOCK OPTION PLAN


     1. Purpose of the Plan. The Katz Digital Technologies, Inc. 1996 Stock Option Plan (the "Plan") is intended to advance the interests of Katz Digital Technologies, Inc. (the "Company") by inducing persons of outstanding ability and potential to join and remain with the Company, by encouraging and enabling employees to acquire proprietary interests in the Company, and by providing the participating employees with an additional incentive to promote the success of the Company. This is accomplished by providing for the granting of "Options" (which term as used herein includes both "Incentive Stock Options" and "Nonstatutory Stock Options," as later defined, to qualified employees. In addition, the Plan also provides for the granting of "Nonstatutory Stock Options" to all non-employee Directors of the Company, as consideration for their services and for attending meetings of the Board of Directors, and also provides for the granting of "Nonstatutory Stock Options" to consultants and advisors who provide services to the Company.

     2. Administration. The Plan shall be administered by a committee (the "Committee") consisting of at least two (2) Directors chosen by the Board of Directors, each of which is a "disinterested person", as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as herein specifically provided, the interpretation and construction by the Committee of any provision of the Plan or of any Option granted under it shall be final and conclusive. The receipt of Options by Directors, or any members of the Committee, shall not preclude their vote on any matters in connection with the administration or interpretation of the Plan, except as otherwise provided by law.

     3. Shares subject to the Plan. The stock subject to grant under the Plan shall be shares of the Company's common stock, $.001 par value (the "Common Stock"), whether authorized but unissued or held in the Company's treasury or shares purchased from stockholders expressly for use under the Plan. The maximum number of shares of Common Stock which may be issued pursuant to Options granted under the Plan shall not exceed three hundred fifty thousand (350,000) shares, subject to adjustment in accordance with the provisions of Section 13 hereof. The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of all outstanding Options granted under the Plan. In the event any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available for Options under this Plan.

     4. Stock Option Agreement. Each Option granted under the Plan shall be authorized by the Committee and shall be evidenced by a Stock Option Agreement which shall be executed by the Company and by the person to whom such Option is granted. The Stock Option Agreement shall specify the number of shares of Common Stock as to which any Option is granted, the period during which the Option is exercisable and the option price per share thereof.

     5. Discretionary Grant Participation. The class of persons which shall be eligible to receive discretionary grants of Options under the Plan shall be all key employees (including officers) of either the Company or any subsidiary corporation of the Company and consultants and advisors who provide services to the Company or any subsidiary of the Company, other than in connection with the offer or sale of securities in a capital raising transaction. Employees shall be entitled to receive (i) Incentive Stock Options, as described in Section 7 hereafter and (ii) Nonstatutory Stock Options, as described in Section 8 here after. Consultants and advisors shall be entitled only to receive Nonstatutory Stock Options. The Committee, in its sole discretion, but subject to the provisions of the Plan, shall determine the employees, consultants or advisors to whom Options shall be granted and the number of shares to be covered by each Option taking into account the nature of the employment or services rendered by the individuals being considered, their annual compensation, their present and potential contributions to the success of the Company and such other factors as the Committee may deem relevant.

     6. Non-Employee Director Participation.

     (a) As of February 29, 1996, the date of the adoption of the Plan by the Company's Board of Directors and stockholders, each non-employee Director then serving in such capacity will be automatically granted, without further action by the Committee, an option to purchase 20,000 shares of the Company's Common Stock. Thereafter, on the date any person first becomes a non-employee Director, such person shall automatically be granted, without further action by the Committee, an option to purchase 20,000 shares of the Company's Common Stock.

     (b) On each January 1st during the term of the Plan, non-employee Directors of the Company then serving in such capacity, shall each be granted an Option to purchase 5,000 shares of the Company's Common Stock.

     (c) The option price of the shares subject to the Options set forth in Sections 6(a) and 6(b) hereof shall be the fair market value (as defined in Section 7(f) hereafter) of the Company's Common Stock on the date such Options are granted. All of such Options shall be Nonstatutory Stock Options, as described in Section 8 hereafter. The Options granted pursuant to this Section 6 shall vest entirely on the date they are granted and shall be exercisable for a period of ten (10) years.

     7. Incentive Stock Options. The Committee may grant Options under the Plan which are intended to meet the require ments of Section 422 of the Internal Revenue Code of 1986 (the "Code") (such an Option referred to herein as an "Incentive Stock Option"), and which are subject to the following terms and condi tions and any other terms and conditions as may at any time be required by
Section 422 of the Code:

     (a) No Incentive Stock Option shall be granted to individuals other than key employees of the Company or of a subsidiary corporation of the Company.

     (b) Each Incentive Stock Option under the Plan must be granted prior to February 28, 2006, which is within ten (10) years from the date the Plan was adopted by the Board of Directors.

     (c) The option price of the shares subject to any Incentive Stock Option shall not be less than the fair market value of the Common Stock at the time such Incentive Stock Option is granted; provided, however, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a subsidiary corporation of the Company, the option price of the shares subject to the Incentive Stock Option shall be at least one hundred ten percent (110%) of the fair market value of the Common Stock at the time the Incentive Stock Option is granted.

     (d) No Incentive Stock Option granted under the Plan shall be exercisable after the expiration of ten (10) years from the date of its grant. However, if an Incentive Stock Option is granted to an individual who owns, at the time the Incentive Stock Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a subsidiary corporation, of the Company, such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from the date of its grant. Every Incentive Stock Option granted under the Plan shall be subject to earlier termination as expressly provided in Section 11 hereof.

     (e) For purposes of determining stock ownership under this Section 7, the attribution rules of Section 425(d) of the Code shall apply.

     (f) For purposes of the Plan, fair market value shall be determined by the Committee and, if the Common Stock is listed on a national securities exchange or traded on the Over-the-Counter market, the fair market value shall be the closing price of the Common Stock on such exchange, or on the Over-the-Counter market as reported by the National Quotation Bureau, Incorporated, as the case may be, on the day on which the Option is granted or on the day on which a determination of fair market value is required under the Plan, or, if there is no trading or closing price on that day, the closing price on the most recent day preceding the day for which such prices are available.

     8. Nonstatutory Stock Options. The Committee may grant Options under the Plan which are not intended to meet the requirements of Section 422 of the Code, as well as Options which are intended to meet the requirements of Section 422 of the Code, but the terms of which provide that they will not be treated as Incentive Stock Options (referred to herein as a "Nonstatutory Stock Option"). Nonstatutory Stock Options which are not intended to meet these requirements shall be subject to the following terms and conditions:

     (a) A Nonstatutory Stock Option may be granted to any person eligible to receive an Option under the Plan pursuant to Section 5 hereof.

     (b) Persons eligible to receive Nonstatutory Stock Options pursuant to
Section 6 hereof are granted Options automatically under the Plan, without any determination by the Committee.

     (c) Subject to the price provisions of Section 6 hereof, the option price of the shares subject to a Nonstatutory Stock Option shall be determined by the Committee, in its absolute discretion, at the time of the grant of the Nonstatutory Stock Option.

     (d) Subject to the provisions of Section 6 hereof, a Nonstatutory Stock Option granted under the Plan may be of such duration as shall be determined by the Committee (not to exceed 10 years), and shall be subject to earlier termination as expressly provided in Section 11 hereof.

     9. Rights of Option Holders. The holder of any Option granted under the Plan shall have none of the rights of a stockholder with respect to the shares covered by his Option until such shares shall be issued to him upon the exercise of his Option.

     10. Transferability. No Option granted under the Plan shall be transferable by the individual to whom it was granted otherwise than by Will or the laws of decent and distribution, and, during the lifetime of such individual, shall not be exercisable by any other person, but only by him.

     11. Termination of Employment or Death.

     (a) If the employment of an employee by the Company or any subsidiary of the Company shall be terminated voluntarily by the employee or for cause, then his Options shall expire forthwith. Except as provided in subsections (b) and
(c) of this Section 11, if such employment or services shall, terminate for any other reason, then such Options may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (f) of this Section 11. For purposes of the Plan, the retirement of an individual either pursuant to a pension or retirement plan adopted by the Company or at the normal retirement date prescribed from time to time by the Company shall be deemed to be termination of such individual's employment other than voluntarily or for cause. For purposes of this subparagraph, an employee who leaves the employ of the Company to become an employee of a subsidiary corporation of the Company or a corporation (or subsidiary or parent corporation of the corporation) which has assumed the Option of the Company as a result of a corporate reorganization, etc., shall not be considered to have terminated his employment.

     (b) If the holder of any Options under the Plan dies (i) while employed by the Company or a subsidiary of the Company, or (ii) within three (3) months after the termination of his employment or services other than voluntarily by the employee or for cause, then such Options may, subject to the provisions of subparagraph (f) of this Section 11, be exercised by the estate of the employee or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such employee at any time within one
(1) year after such death.

     (c) If the holder of any Options under the Plan ceases employment because of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or a subsidiary of the Company, then such Options may, subject to the provision of subparagraph (f) of this Section 11, be exercised at any time within one (1) year after his termina tion of employment due to this disability.

     (d) If the services of a non-employee Director of the Company shall be terminated by the Company for cause, then his Options shall expire forthwith. If such services shall terminate for any other reason (including the death or disability of a non-employee Director), he shall resign as a director of the

Company or his term shall expire, then such Options may be exercised at any time within one (1) year after such termination, subject to the provisions of subparagraph (f) of this Section 11. In the event of the death of a non-employee Director, his Options may be exercised by his estate or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such non-employee Director at any time within one (1) year after such death.

     (e) Upon the death of any consultant or advisor to the Company or any of its subsidiaries, who is granted any Options hereunder, such Options may, subject to the provisions of subparagraph (f) of this Section 11, be exercised by the estate of such person or by a person who acquired the right to exercise such Options by bequest or inheritance or by reason of the death of such person at any time within one (1) year after such death.

     (f) An Option may not be exercised pursuant to this Section 11 except to the extent that the holder was entitled to exercise the Option at the time of termination of employment, termination of Directorship, or death, and in any event may not be exercised after the expiration of the Option.

     (g) For purposes of this Section 11, the employment relationship of an employee of the Company or of a subsidiary corporation of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence (such as temporary employment by the Government) if such leave does not exceed ninety (90) days, or, if longer, so long as his right to reemployment is guaranteed either by status or by contract.

     12. Exercise of Options.

     (a) Unless otherwise provided in the Stock Option Agree ment, any Option granted under the Plan shall be exercisable in whole at any time, or in part from time to time, prior to expiration. The Committee, in its absolute discretion, may provide in any Stock Option Agreement that the exercise of any Option granted under the Plan shall be subject (i) to such condition or conditions as it may impose, including but not limited to, a condition that the holder thereof remain in the employ or service of the Company or a subsidiary corporation of the Company for such period or periods of time from the date of grant of the Option, as the Committee, in its absolute discre tion, shall determine; and (ii) to such limitations as it may impose, including, but not limited to, a limitation that the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) shall not exceed One Hundred Thousand Dollars ($100,000). In addition, in the event that under any Stock Option Agreement the aggregate fair market value of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds One Hundred Thousand Dollars ($100,000), the Committee may, when shares are transferred upon exercise of such Options, designate those shares which shall be treated as transferred upon exercise of an Incentive Stock Option and those shares which shall be treated as transferred upon exercise of a Nonstatutory Stock Option.

     (b) An Option granted under the Plan shall be exercised by the delivery by the holder thereof to the Company at its prin cipal office (attention of the Secretary) of written notice of the number of shares with respect to which the Option is being exercised. Such notice shall be accompanied by payment of the full option price of such shares, and payment of such option price shall be made by the holder's delivery of his check payable to the order of the Company; provided, however, that notwith standing the foregoing provisions of this
Section 12 or any other terms, provisions or conditions of the Plan, at the written request of the optionee and upon approval by the Board of Directors or the Committee, shares acquired pursuant to the exercise of any Option may be paid for in full at the time of exercise by the surrender of shares of Common Stock of the Company held by or for the account of the optionee at the time of exercise to the extent permitted by subsection (c)(5) of Section 422 of the Code and, with respect to any person who is subject to the reporting requirements of
Section 16(a) of the Exchange Act, to the extent permitted by Section 16(b) of the Exchange Act and the Rules of the Securities and Exchange Commission, without liability to the Company. In such case, the fair market value of the surrendered shares shall be determined by the Committee as of the date of exercise in the same manner as such value is determined upon the grant of an Incentive Stock Option.

     13. Adjustment Upon Change in Capitalization.

     (a) In the event that the outstanding Common Stock is here after changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or the like, an appropriate adjustment shall be made by the Committee in the aggregate number of shares available under the Plan and in the number of shares and option price per share subject to outstanding Options. If the Company shall be reorganized, consolidated or merged with another corporation, or if all of substantially all of the assets of the Company shall be sold or exchanged, the holder of an Option shall, at the time of issuance of the stock under such a corpor ate event, be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of such corporate event as if he had been, immediately prior to such event, the holder of the number of shares covered by his Option; provided, however, that in such event the Committee shall have the discretionary power to take any action necessary or appropriate to prevent any Incentive Stock Option granted hereunder from being disqualified as an "incentive stock option" under the then existing provisions of the Code or any law amendatory thereof or supplemental thereto.

     (b) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of the Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

     14. Further Conditions of Exercise.

     (a) Unless prior to the exercise of the Option the shares issuable upon such exercise have been registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the notice of exercise shall be accompanied by a representation or agreement of the individual exercising the Option to the Company to the effect that such shares are being acquired for investment and not with a view to the resale of distribution thereof or such other documentation as may be required by the Company unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with the Securities Act.

     (b) The Company shall not be obligated to deliver any Common Stock until it has been listed on each securities exchange on which the Common Stock may then be listed or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualifications and compliance.

     15. Effectiveness of the Plan. The Plan was originally adopted by the Board of Directors on February 29, 1996. The Plan was approved by the affirmative vote of a majority of the outstanding shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose on February 29, 1996.

     16. Termination, Modification and Amendment.

     (a) The Plan (but not Options previously granted under the Plan) shall terminate on February 28, 2006, which is within ten (10) years from the date of its adoption by the Board of Directors, or sooner as hereinafter provided, and no Option shall be granted after termination of the Plan.

     (b) The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose; provided, however, that
Section 6 of the Plan may not be amended more than once every six (6) months, other than to comply with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

     (c) The Board of Directors may at any time, on or before the termination date referred to in Section 16(a) hereof, terminate the Plan, or from time to time make such modifications or amendments to the Plan as it may deem advisable; provided, however, that the Board of Directors shall not, without approval by the affirmative vote of the holders of a majority of the out standing shares of capital stock of the Company present in person or by proxy at a meeting of stockholders of the Company convened for such purpose, increase (except as provided by Section 13 hereof) the maximum number of shares as to which Incentive Stock Options may be granted, or change the designation of the employees or class of employees eligible to receive Options or make any other change which would prevent any Incentive Stock Option granted hereunder which is intended to be an "incentive stock option" from disqualifying as such under the then existing provisions of the Code or any law amendatory thereof or supple mental thereto.

     (d) No termination, modification or amendment of the Plan, may without the consent of the individual to whom an Option shall have been previously granted, adversely affect the rights con ferred by such Option.

     17. Not a Contract of Employment. Nothing contained in the Plan or in any Stock Option Agreement executed pursuant hereto shall be deemed to confer upon any individual to whom an Option is or may be granted hereunder any right to remain in the employ or service of the Company or a subsidiary corporation of the Company.

     18. Use of Proceeds. The proceeds from the sale of shares pursuant to Options granted under the Plan shall constitute general funds of the Company.

     19. Indemnification of Board of Directors or Committee. In addition to such other rights of indemnification as they may have, the members of the Board of Directors or the Committee, as the case may be, shall be indemnified by the Company to the extent permitted under applicable law against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any rights granted thereunder and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment of any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, the member or members of the Board of Directors or the Committee, as the case may be, shall notify the Company in writing, giving the Company an opportunity at its own cost to defend the same before such member or members undertake to defend the same on their own behalf.

     20. Definitions. For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the same meanings a set forth in Sections 425(e) and 425(f) of the Code, respectively, and the masculine shall include the feminine and the neuter as the context requires.

     21. Governing Law. The Plan shall be governed by, and all questions arising hereunder shall be determined in accordance with, the law of the State of New York.

                                ESCROW AGREEMENT


     ESCROW AGREEMENT, dated ______________, 1996, among KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the "Purchaser"), THE SARABANDE PRESS, INC., a New York corporation (the "Seller"), and FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS, LLP, as Escrow Agent (the "Escrow Agent").

     The Purchaser and Seller are parties to an Asset Purchase Agreement, dated July 17, 1996, (the "Asset Purchase Agreement"), pursuant to which the Purchaser is acquiring substantially all of the assets, properties, rights and business of the Seller. The Asset Purchase Agreement provides for the delivery by the Purchaser of (i) a certain promissory note of Purchaser, and (ii) certain shares of common stock of the Purchaser into the escrow hereby established, to be held and dealt with by the Escrow Agent as herein provided. Certain capitalized terms used herein but not defined herein have the meanings assigned to them in the Asset Purchase Agreement.

     Accordingly, the parties agree as follows:

     1. Establishment of the Escrow. Simultaneously with the execution and delivery of this Agreement, in partial satisfaction of payment of the Purchase Price under the Asset Purchase Agreement, the Purchaser is depositing with the Escrow Agent (i) the Promissory Note and (ii) the Shares (as those terms are defined in Section 2.2.1 of the Asset Purchase

August 1, 1996

Agreement) to secure the Purchase Price adjustments set forth in Section 2.2.1 of the Asset Purchase Agreement. Such Promissory Note and Shares are sometimes herein called the "Escrowed Documents." The Escrow Agent will hold and dispose of the Escrowed Documents in accordance with the terms hereof.

     2. Distribution of Escrowed Documents.

     2.1. Delivery of Escrowed Documents to Purchaser or Seller. The Escrow Agent shall make delivery of that portion of the Escrowed Documents which Purchaser or Seller, as the case may be, shall be entitled to receive under
Section 2.2 of the Asset Purchase Agreement (i) promptly following receipt by the Escrow Agent of notice from the Purchaser, notifying Escrow Agent of Seller's (a) written agreement to Purchaser's determination of Target Sales (a copy of which writing shall be delivered to Escrow Agent concurrently with Purchaser's notice), or (b) Seller's failure to provide its notice required under Section 2.2.1(h) of the Asset Purchase Agreement; (ii) promptly following receipt by the Escrow Agent of joint written instructions from the Purchaser and the Seller directing that such a delivery be made; (iii) as directed by the Determining Accountant by notice to the Escrow Agent and an affidavit of the Determining Accountant provided to the Escrow Agent that copies of its notice have been provided to the Seller and the Purchaser; or (iv) as directed by a final order of a court of competent jurisdiction; provided, that such order is not subject to further appeal or other appellate review.

     2.2. New Share Certificate or New Promissory Note. To the extent that the certificate for the Shares and/or the Promissory Note have to be exchanged for a new certificate for a lesser number of Shares (the "New Share Certificate") and/or a new

Promissory Note in a lesser amount (the "New Promissory Note"), to effect the distribution of the Escrowed Documents as required by this Agreement and by
Section 2.2.1 of the Asset Purchase Agreement, the Purchaser will, promptly after demand therefor by notice from the Escrow Agent, deliver to the Escrow Agent the New Share Certificate and/or the New Promissory Note in exchange for the Escrowed Documents being replaced, whereupon such New Share Certificate and/or New Promissory Note shall constitute the Escrowed Document(s) being replaced. The foregoing distributions set forth in Section 2.1 shall be made to the Seller and/or the Purchaser at their addresses provided for in Section 7.1.

         3. Termination. This Agreement shall terminate upon the distribution of all of the Escrowed Documents held by the Escrow Agent pursuant to this Agreement.

     4. Duties of the Escrow Agent.

     4.1. Duties Limited. The Escrow Agent shall perform only the duties expressly set forth herein, and shall refer to the Asset Purchase Agreement in performing its duties hereunder.

     4.2. Reliance. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.

     4.3. Good Faith. The Escrow Agent shall not be liable for any action taken by it hereunder except for the Escrow Agent's gross negligence or willful misconduct. The Purchaser and the Seller shall indemnify the Escrow Agent and hold it harmless against any loss, liability or expense incurred without bad faith or gross negligence on its part, arising out of or in connection with this Agreement, including the costs and expenses incurred in defending any such claim of liability. The Escrow Agent may consult with its own counsel, and shall have full and complete authorization and protection for any action taken or suffered in good faith and in accordance with the opinion of such counsel.

     5. Resignation and Termination of the Escrow Agent.

     5.1. Resignation. The Escrow Agent may resign at any time by giving thirty
(30) days' notice of such resignation to the Purchaser and the Seller. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrowed Documents as depositary. In such event, the Escrow Agent shall not take any action until the Purchaser and the Seller have designated a successor escrow agent.

     5.2. Termination. The Purchaser and the Seller together may terminate the appointment of the Escrow Agent hereunder upon notice specifying the date upon which such termination shall take effect. In the event of such termination, the Purchaser and the Seller shall, within eighty (80) days after notice from the Escrow Agent, jointly appoint a successor escrow agent.

     5.3 Turn Over of Documents. Upon appointment of a successor escrow agent, the Escrow Agent shall turn over the Escrowed Documents to such successor escrow agent and shall thereafter have no further obligations hereunder.

     6. Fees and Expenses. The Purchaser shall pay the reasonable compensation of the Escrow Agent for the Escrow Agent's services hereunder and all expenses, disbursements and advances (including reasonable attorneys' fees) incurred in carrying out the Escrow Agent's duties hereunder.

     7. Miscellaneous.

     7.1. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission to, if mailed, four days after the date of mailing, as follows:

          (i) if to the Purchaser, to it:

                    Katz Digital Technologies, Inc.
                    21 Penn Plaza
                    New York, New York 10001
                    Attention: Mr. Gary Katz, President

               with a copy to the Escrow Agent

          (ii) if to the Seller, to it:

                    The Sarabande Press, Inc.
                    611 Broadway
                    New York, New York 10012
                    Attention: Mr. Joseph Marc Freedman

               with a copy to:

                    Milberg Weiss Bershad Hynes & Lerach LLP
                    One Penn Plaza, 48th Floor
                    New York, NY 10119-0165
                    Attention: Arnold N. Bressler, Esq.

          (iii) if to the Escrow Agent, to it:

                    Feder, Kaszovitz, Isaacson,
                    Weber, Skala & Bass, LLP
                    750 Lexington Avenue
                    New York, New York 10022-1200
                    Attention: Murray L. Skala, Esq.

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice.

     7.2. Part of Asset Purchase Agreement. This Agreement is entered into and delivered pursuant to the Asset Purchase Agreement and is to be construed in accordance with the provisions of the Asset Purchase Agreement and the terms of the other documents referred to in the Asset Purchase Agreement.

     7.3. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, except as expressly set forth herein, nor shall any waiver on the part of any party or any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

     7.5. Assignment. This Agreement shall be binding upon the successors and permitted assigns of the parties. Except as otherwise provided herein, no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of all other parties hereto; provided, however, that (a)

Seller may assign its rights, together with its obligations, hereunder to its stockholders upon dissolution of the Seller or any other distribution of its assets, and (b) Purchaser may assign its rights, together with its obligations, hereunder to any of its affiliates or in connection with any sale, transfer or other disposition of all or substantially all of its assets or business.

     7.6. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonable required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     7.7. Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     7.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.9. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                 KATZ DIGITAL TECHNOLOGIES, INC.

                                 By:
                                      -------------------------------
                                      Michael Sklar
                                      Vice President - Operations

                                 THE SARABANDE PRESS, INC.

                                 By:
                                      -------------------------------
                                      Joseph Marc Freedman
                                      President

                                 FEDER, KASZOVITZ, ISAACSON, WEBER,
                                   SKALA & BASS, LLP

                                 As Escrow Agent

                                 By:
                                      -------------------------------
                                      Geoffrey A. Bass
                                      Member of the Firm

                         KATZ DIGITAL TECHNOLOGIES, INC.

                   NON-NEGOTIABLE CONVERTIBLE PROMISSORY NOTE

$500,000.00                                                      _________, 1996


     KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at Twenty-One Penn Plaza, New York, New York 10001 (hereafter referred to as the "MAKER") hereby promises to pay to the order of THE SARABANDE PRESS, INC. (hereinafter called "SARABANDE") at 611 Broadway, New York, New York 10019, or such other place as the holder hereof may from time to time designate in writing, the principal sum of FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) DOLLARS, or such lesser principal sum as may be determined under the provisions of Section 2.2 of the Asset Purchase Agreement between MAKER and SARABANDE dated as of July 17, 1996 (the "Asset Purchase Agreement"; hereafter the principal amount of this Note as finally determined under Section 2.2 of the Asset Purchase Agreement shall be referred to as the "Final Principal Amount"), plus interest calculated on the unpaid principal balance of the Final Principal Amount until this Note is paid in full at an annual rate equal to the prime rate, as the same may change from time to time. Prime rate shall mean the prime rate as published from time to time in The Wall Street Journal, New York, New York. Interest shall accrue on the Final Principal Amount from the date hereof, but shall not be paid until the the first day of the calendar month next succeeding the date on which the Final Principal Amount is determined, and subsequent installments of interest shall be paid quarterly thereafter. Interest shall be calculated on the basis of a 365 day year. All payments shall be made in lawful money of the United States of America. Anything to the contrary herein provided not withstanding, the interest rate provided for herein shall not in any event exceed that permitted by applicable law. All capitalized terms used herein but not herein defined shall have the meanings assigned to them in the Asset Purchase Agreement.

     REPAYMENT - The principal amount hereof shall be paid in three (3) equal installments, on the 15th, 24th and 36th monthly anniversaries from the date set forth above, provided that the Determination Date has occurred prior to the date on which the first principal payment is due. If the Determination Date occurs on a date that is later than one or more of the dates on which a principal payment is required to be paid, then the principal payment or payments that would have been required to be paid prior to the Determination Date, plus all unpaid interest accrued to the Determination Date, shall be paid fifteen (15) days after the Determination Date, and all other payments of principal and interest payable after the Determination Date shall be payable on their due dates set forth above.

     JURISDICTION - This Note shall be governed by and construed under the laws of the State of New York. Any action brought to enforce this Note shall be brought in the State of New York, and MAKER hereby consents to the personal jurisdiction of the federal and state


August 1, 1996
courts located in the State of New York, and agrees that unless applicable law requires a different method, service of process in any such action may be made by first class mail upon the MAKER at its address set forth in the beginning of this Note or at such other address as MAKER shall advise the holder of this Note by written notice to the address at which payments due under this Note are to be sent pursuant to the first paragraph of this Note.

     REDUCTION OF PRINCIPAL AMOUNT - The principal amount of this Note is subject to reduction pursuant to the terms of the Asset Purchase Agreement. The date upon which the determination of whether or not the principal amount of this
Note is reduced becomes final pursuant to the terms of the Asset Purchase Agreement is referred to herein as the "Determination Date". In the event the principal amount of this Note is reduced pursuant to the terms of the Asset Purchase Agreement, interest payable hereunder shall accrue only on the reduced principal amount.

     CONVERSION RIGHT - SARABANDE may at any time after ten (10) days after the the Note Determination Date convert the then unpaid principal amount of this
Note into that number of shares of the MAKER's common stock (the "Common Stock") as shall be arrived at by dividing the unpaid principal amount of this Note at the time of such conversion by an amount which shall be the lower of (i) the average closing price of the Common Stock for twenty (20) consecutive trading days on the Nasdaq NMS Stock Market ending three (3) business days prior to the date of this Note or (ii) eighty five percent (85%) of the average closing price of the Common Stock for twenty (20) consecutive trading days on the Nasdaq NMS Stock Market ending three (3) business days prior to the date SARABANDE's notice of conversion is received by the MAKER. To convert this Note SARABANDE must surrender same at the office of the MAKER, together with a written notice of conversion in the form annexed hereto as Exhibit A. Such conversion right may only be exercised by SARABANDE. MAKER agrees to reserve such number of shares of its authorized but unissued Common Stock required to be issued upon conversion of this Note. In the event that MAKER shall have effected one or more stock splits, reverse stock splits, or readjustments, stock dividends, or other increases or reductions of the number of outstanding shares of Common Stock, or issued as dividends on the outstanding shares of Common Stock other securities convertible into shares of Common Stock of the MAKER, without receiving compensation therefor in money, services or property (any such event being hereinafter referred to as a "Dilutive Event"), SARABANDE shall be entitled to receive for the aggregate number of shares due it, the number of shares of Common Stock or other securities SARABANDE would have been entitled to receive as a result of any such Dilutive Event if SARABANDE immediately prior to such Dilutive Event had exercised its right to convert this Note into shares of Common Stock and received the Common Stock issuable upon such conversion. In the event of the recapitalization, merger or consolidation of the MAKER with or into another corporation, SARABANDE shall be entitled to receive upon conversion of this Note, such securities of such other corporation with or into which the MAKER shall have been merged or consolidated as SARABANDE would have received if it had immediately prior to such recapitalization, merger or consolidation exercised its right to convert this Note into shares of Common Stock.

     REGISTRATION OF SHARES - If this Note is converted into shares of Common Stock (the "Note Shares") prior to the time that the Maker is required to use its best efforts to file a Registration Statement, all as provided in Article 3 of the Asset Purchase Agreement, then the Note Shares shall be included among the shares registered in such Registration Statement and the provisions of
Article 3 of the Asset Purchase Agreement shall apply to the Note Shares as if such Note Shares were part of the Shares covered by the provisions of such
Article 3 in the Asset Purchase Agreement

     NOTICES - All notices required to be made hereunder shall be made and be effective according to the notice provisions of Section 11.8 of the Asset Purchase Agreement.

     IN WITNESS WHEREOF, the MAKER has caused this Note to be signed and delivered by its duly authorized officer as of the date first set forth above.

                                   KATZ DIGITAL TECHNOLOGIES, INC.

                                   By:
                                        -------------------------------
                                        Michael Sklar
                                        Vice President - Operations

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION

Katz Digital Technologies, Inc.
21 Penn Plaza
New York, New York 10001

     The undersigned hereby exercises the right to convert the foregoing Promissory Note into shares of Common Stock pursuant to and in accordance with the terms and conditions of this Promissory Note and requests that a certificate for such shares be issued in the name of the undersigned at the address stated below. The undersigned hereby represents that it is acquiring the Note Shares for investment purposes only and not with a view to distribution thereof.



Dated:

                             By:
                                      -------------------------------
                             Address:
                                      -------------------------------